                                             As Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 333-85162


PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 9, 2002)

                                  $155,000,000

                    [MERISTAR HOSPITALITY CORPORATION LOGO]

                      9.50% Convertible Subordinated Notes
                                    due 2010
--------------------------------------------------------------------------------
We are offering $155,000,000 aggregate principal amount of our 9.50% Convertible Subordinated Notes due 2010.

The notes will be convertible, at your option, into shares of our common stock at a conversion rate of 98.2318 shares of common stock per $1,000 principal amount, or $10.18 per share, subject to adjustment as described in this prospectus, including in the following circumstances:

     - if we issue our common stock as a dividend or distribution on our common stock;

     - if we make specified subdivisions and combinations of our common stock;

     - if we distribute to all holders of common stock specified rights or warrants to purchase common stock at less than the current market price of our common stock;

     - if we distribute to all holders of our common stock shares of our capital stock, our debt or assets; and

     - other specified transactions.

The notes will bear interest at a rate of 9.50% per annum, subject to adjustment in some circumstances. See "Description of the Notes -- Interest Rate Adjustments" on page S-29. Interest on the notes is payable on October 1 and April 1 of each year, beginning October 1, 2003. The notes will mature on April 1, 2010.

Holders of the notes may require us to repurchase all or a portion of their notes upon a change of control event, at a price equal to 100% of their principal amount plus accrued and unpaid interest.

The notes are not redeemable at our option.

The notes will be our unsecured subordinated obligations and will rank junior to all of our unsecured unsubordinated indebtedness.

Our common stock is traded on the New York Stock Exchange under the symbol "MHX". The last reported sale price of the shares on June 25, 2003 was $5.09 per share.

     Investing in the notes involves risks. Risk Factors begin on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes and the common stock issuable upon conversion of the notes or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per Note*            Total*
                                                              ---------         ------------
Offering Price..............................................    100.00%         $155,000,000
Underwriting Discount.......................................      3.25%         $  5,037,500
Proceeds to MeriStar Hospitality Corporation (before
  expenses).................................................     96.75%         $149,962,500

* Plus accrued and unpaid interest, if any, from July 1, 2003.

We have granted the underwriter a 30-day option to purchase up to an additional $15,000,000 aggregate principal amount of notes from us at the public offering price less the underwriting discount.

The underwriter expects to deliver the notes on or about July 1, 2003.
--------------------------------------------------------------------------------
                                LEHMAN BROTHERS

June 26, 2003

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT......    ii
SUMMARY...............................   S-1
RISK FACTORS..........................   S-8
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........  S-23
USE OF PROCEEDS.......................  S-24
RATIO OF EARNINGS TO FIXED CHARGES....  S-24
CAPITALIZATION........................  S-26
PRICE RANGE OF COMMON STOCK...........  S-27
DIVIDEND POLICY.......................  S-27
DESCRIPTION OF THE NOTES..............  S-28
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................  S-41
UNDERWRITING..........................  S-60
NOTICE TO CANADIAN RESIDENTS..........  S-63
LEGAL MATTERS.........................  S-64
EXPERTS...............................  S-64
                 PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION...     2
INCORPORATION OF DOCUMENTS BY
  REFERENCE...........................     2
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........     4
MERISTAR HOSPITALITY CORPORATION......     5
USE OF PROCEEDS.......................     6
RATIO OF EARNINGS TO FIXED CHARGES....     6
DESCRIPTION OF COMMON STOCK OF
  MERISTAR............................     7
DESCRIPTION OF PREFERRED STOCK OF
  MERISTAR............................    15
DESCRIPTION OF DEPOSITARY SHARES OF
  MERISTAR............................    17
DESCRIPTION OF DEBT SECURITIES OF
  MERISTAR............................    21
DESCRIPTION OF WARRANTS OF MERISTAR...    30
DESCRIPTION OF DEBT SECURITIES OF
  MERISTAR PARTNERSHIP................    31
DESCRIPTION OF THE GUARANTEES.........    41
PLAN OF DISTRIBUTION..................    42
LEGAL MATTERS.........................    43
EXPERTS...............................    43

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, describes our common stock which you will receive upon conversion of the notes and gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description of subordinated debt securities in the accompanying base prospectus, you should rely on the information in the prospectus supplement.

     You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. In addition, the information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     In this prospectus supplement, "we," "us," "our," the "company" and "MeriStar" refer to MeriStar Hospitality Corporation and its subsidiaries, unless it is clear from the context that we mean only MeriStar Hospitality Corporation. The following summary highlights basic information about MeriStar and this offering. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and this offering, you should read this entire document, including "Risk Factors" beginning on page S-8 and the documents incorporated by reference. Some of the statements in this "Summary" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements" on page S-23.

                                  THE COMPANY

     MeriStar Hospitality Corporation is a real estate investment trust, or REIT, and owns a portfolio of upscale, full-service hotels and resorts. Our portfolio is diversified geographically as well as by franchise and brand affiliations. As of March 31, 2003, we owned 106 hotels with 27,432 rooms. Thirty-four of these hotels, which we consider non-core assets, with 7,677 rooms are currently planned for disposition. See "-- Recent Developments and Asset Dispositions" below. Our hotels are located in major metropolitan areas, rapidly growing secondary markets or resort locations in the United States and Canada. A majority of our hotels are operated under nationally recognized brand names such as Hilton(R), Sheraton(R), Westin(R), Marriott(R), Radisson(R), Doubletree(R) and Embassy Suites(R).

     We believe the upscale, full-service segment of the lodging industry offers attractive potential operating results and investment opportunities in the long-term. The real estate market has experienced a significant slowdown in the construction of upscale, full-service hotels. Also, upscale, full-service hotels have particular appeal to both business executives and upscale leisure travelers. We believe the combination of these factors offers good long-term potential ownership opportunities for us in this sector of the lodging industry.

     We were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, merged with CapStar Hotel Company. In connection with this merger, we created MeriStar Hotels & Resorts, Inc. to be the lessee and manager of nearly all of our hotels. On July 31, 2002, MeriStar Hotels merged with Interstate Hotels Corporation to form Interstate Hotels & Resorts, Inc. As of March 31, 2003, Interstate Hotels managed all of our hotels. We and Interstate Hotels have entered into an intercompany agreement that governs a number of aspects of our relationship. In addition, we share our Chief Executive Officer and Chairman of the Board, Paul
W. Whetsell, and two other board members, with Interstate Hotels.

     Our principal executive offices are located at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007. Our telephone number is (202) 295-1000. As of July 7, 2003, our principal executive offices will be located at 4501 N. Fairfax Drive, Arlington, Virginia 22203. Our new telephone number will be (703) 812-7200. We maintain a web site on the Internet at www.meristar.com. The contents of our web site are not part of this prospectus supplement and the attached prospectus.

                   RECENT DEVELOPMENTS AND ASSET DISPOSITIONS

     Given the challenging operating environment that has resulted from current economic conditions along with geopolitical concerns, disruptions caused by the events of September 11, 2001, and other factors impacting business and leisure travel, we intend to focus on maximizing the profitability of our hotels by actively overseeing their operation by Interstate Hotels. We have formed an Asset Maximization(R) Group in which senior level hotel operators concentrate on maximizing all potential profitability options of our hotels. In addition, we have taken steps to strengthen our balance sheet and to maintain financial flexibility and liquidity to enhance our capacity to address the uncertain operating environment that currently exists. One of our key short-term strategies is to sell selected non-core assets, many of which were acquired as part of portfolios of assets. These non-core assets generally possess one or more of the following characteristics:

     - limited future growth potential;

     - secondary market location;

     - secondary brand affiliation;

     - higher than average capital expenditure requirements; or

     - its market is one in which our portfolio is over-weighted.

     We expect to use a majority of the proceeds from any asset sales to reinvest in our core assets and to repurchase our senior debt. We sold one hotel in January 2003 for $12.7 million. Late in the first quarter of 2003, we expanded our asset sale program to include a total of 16 non-core assets. This expansion was based on our decision to raise additional cash to reduce our overall leverage and provide additional capital for reinvestment in our core holdings. Based on our expected proceeds of approximately $95 million to $105 million, we recorded an impairment charge in the first quarter of 2003 of $56.7 million. In April 2003, we sold one of these hotels for $3.1 million. Also, during the second quarter of 2003, we made the determination to dispose of an additional 19 non-core assets that we anticipate will generate expected proceeds of $180 million to $200 million. In connection with the 19 additional planned dispositions, we expect to incur a further impairment charge of $155 million to $175 million, excluding the management contract termination costs described below, in the second quarter of 2003. These impairment charges are based on our estimates of the fair value of the properties we plan to dispose of. Our ability to realize the estimated proceeds from the 34 hotels we seek to sell is, however, dependent upon finding qualified buyers willing to pay a purchase price that we consider reasonable and other factors that could cause the actual proceeds we realize to be different from our estimates, including those discussed under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." We currently have contracts for the sale of two of our hotels, both of which are expected to close during July 2003. Contract negotiations are in progress with qualified purchasers for several other hotels.

     As we dispose of these assets, we may incur termination payment obligations due to Interstate Hotels of up to a maximum of $19 million, which amount is calculated assuming the disposition of all 34 of the properties in 2003 and assuming that the buyers of our hotel properties elect to have the properties managed by third parties other than Interstate Hotels.

     In addition, we are frequently approached by potential buyers interested in other assets that we might consider selling and have recently engaged in discussions with some of those potential buyers of hotel assets, both on an individual and a portfolio basis. Any such portfolio may include both core and non-core assets, if the sale arrangement would be beneficial to us. However, there can be no assurance that any such transactions will be initiated or concluded. Any additional sales of assets under these scenarios may result in additional impairment charges in future periods. While we always consider any opportunities that may improve our financial condition or results of operations, we have not committed to the sale of any of these other assets at this time. As such, we are not able at this time to estimate the timing or the amount of any additional impairment charges that might result. We are aided in our sale program by the fact that we can terminate any management agreement of any hotel we sell, in some cases subject to the payment of a fee, as well as the fact that 82 of our current 105 hotels are unencumbered and only 13 of those hotels are subject to ground leases.

                                 OUR PROPERTIES

     The following is a summary of our brand affiliations:

                                                              NUMBER OF
                                                              PROPERTIES
                                                              ----------
Hilton brands:
  Hilton and Hilton Suites..................................      22
  Doubletree and Doubletree Guest Suites....................       6
  Embassy Suites............................................       3
Six Continents brands:
  Holiday Inn...............................................       8
  Crowne Plaza and Crowne Plaza Suites......................       4
  Holiday Inn Select........................................       4
Starwood brands:
  Sheraton and Sheraton Suites..............................      11
  Westin....................................................       4
Marriott brands:
  Courtyard by Marriott.....................................       5
  Marriott..................................................       3
Radisson brands:
  Radisson..................................................      12
Other.......................................................      23
                                                                 ---
     Total Hotels...........................................     105
                                                                 ---

     The 34 hotels currently planned for disposition include seven Radissons, nine Six Continents brands (seven Holiday Inns and two Crowne Plazas), six Hilton brands (five Hiltons and one Doubletree), four Starwood brands (three Sheratons and one Westin), two Courtyards by Marriott, and six others (four Ramadas, one Wyndham Garden, and one independent).

                                  THE OFFERING

ISSUER........................   MeriStar Hospitality Corporation.

SECURITIES OFFERED............   $155,000,000 aggregate principal amount of
                                 9.50% Convertible Subordinated Notes due April
                                 1, 2010. We have also granted the underwriter an option to purchase up to an additional
                                 $15,000,000 aggregate principal amount of notes.

OFFERING PRICE................   Each note will be issued at a price of 100% of
                                 its principal amount plus accrued and unpaid interest, if any, from July 1, 2003.

MATURITY DATE.................   April 1, 2010.

INTEREST PAYMENT DATES........   October 1 and April 1, beginning October 1,
                                 2003.

INTEREST RATE.................   9.50% per year, subject to adjustment as
                                 described under "Description of the
                                 Notes -- Interest Rate Adjustments," computed on a semiannual bond equivalent basis, calculated from and including July 1, 2003 up to but excluding April 1, 2010. Interest will be payable semi-annually in arrears on October
                                 1 and April 1 of each year, commencing October
                                 1, 2003. The initial
                                 interest payment will include accrued interest from July 1, 2003.

CONVERSION RIGHTS.............   You may convert your notes into our common
                                 stock at any time prior to or on April 1, 2010, unless previously repurchased, at a conversion price of $10.18 per share (equal to a conversion rate of 98.2318 shares per $1,000 principal amount of notes), subject to adjustment as described under "Description of the Notes -- Conversion Rights."

OWNERSHIP LIMITATIONS.........   The amount of notes and our common stock that
                                 may be beneficially owned is subject to
                                 limitations under our charter. See "Description of the Notes -- Limitation on Beneficial
                                 Ownership."

SINKING FUND..................   None.

CHANGE OF CONTROL REPURCHASE
RIGHT OF HOLDERS..............   Upon a change of control of our company, you
                                 may require us, subject to certain conditions, to repurchase for cash all or a portion of your notes at a price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the date of purchase. See "Description of the
                                 Notes -- Redemption at the Option of Holders."

EVENTS OF DEFAULT.............   If there is an event of default on the notes,
                                 100% of the principal amount of the notes plus accrued and unpaid interest thereon may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances.

SUBORDINATION.................   The notes will be unsecured and subordinated
                                 obligations and will rank junior in right of payment to all of our existing and future debt that constitutes senior indebtedness. All of our currently outstanding senior unsecured and senior subordinated debt, which had an aggregate principal amount of $1.155 billion as of March 31, 2003, has either been co-issued or guaranteed by MeriStar Hospitality Operating
                                 Partnership, L.P., our principal operating subsidiary, and has also been guaranteed by most of our other subsidiaries. Our subsidiaries also had, as of March 31, 2003, approximately $350.8 million aggregate principal amount of outstanding secured debt, to which the notes will be effectively subordinated. As a result, the notes will be either contractually or effectively junior to approximately $1.506 billion of total debt. See
                                 "Description of the Notes -- Subordination of
                                 Notes." The notes will rank equally with approximately $154.3 million of 4.75% convertible subordinated notes due 2004, a portion of which we expect to repay using the net proceeds of this offering. See "Use of Proceeds."

USE OF PROCEEDS...............   We will use the net proceeds to repurchase or
                                 redeem a portion of our outstanding 4.75% convertible subordinated notes due 2004 and, to the extent that the net proceeds are not fully utilized by the purchase or redemption of the 4.75% convertible subordinated notes due 2004, we expect to use the remaining net proceeds to repurchase other debt. See "Use of Proceeds."

DTC ELIGIBILITY...............   The notes will be issued in book-entry form and
                                 will be represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee.
                                 Beneficial interests in the global notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Notes -- Book-Entry; Delivery And Form."

ABSENCE OF A PUBLIC MARKET FOR
THE NOTES.....................   The notes will be a new issue of securities. We
                                 cannot assure you that any active or liquid market will develop for the notes. See
                                 "Underwriting."

NEW YORK STOCK EXCHANGE SYMBOL
FOR OUR COMMON STOCK..........   Our common stock is traded on the New York
                                 Stock Exchange under the symbol "MHX".

                                  RISK FACTORS

     You should read the "Risk Factors" section to understand the risks associated with an investment in the notes.

                            SELECTED FINANCIAL DATA

     The following table sets forth summary selected historical consolidated financial data derived from our consolidated financial statements and other information as of and for each of the periods presented. The following information should be read in conjunction with our consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in the registration statement of which this prospectus supplement forms a part.

                                   THREE MONTHS ENDED
                                        MARCH 31,                             YEAR ENDED DECEMBER 31,
                                 -----------------------   --------------------------------------------------------------
                                    2003         2002         2002         2001         2000         1999       1998(A)
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                       (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
SUMMARY OF OPERATIONS:
Total revenue..................  $  243,166   $  248,831   $  983,453   $1,057,338(B) $  386,033  $  361,566   $  515,512
Interest expense, net..........      34,876       34,622      136,429      122,472      117,613      100,464       63,647
Minority interests.............       3,677          627       10,574        2,958      (10,240)     (11,069)      (5,121)
(Loss) gain on sale of
  assets(C)....................          --           --           --       (2,176)       3,495           --           --
(Loss) income from continuing
  operations(D)................     (69,746)     (10,784)    (126,979)     (38,470)      97,283       91,156       42,290
Discontinued operations, net of
  tax(E).......................          --          841      (34,269)      (4,292)       8,578        7,808        2,338
Net (loss) income..............     (69,746)(F)     (9,943)(F)   (161,248)    (42,762)    105,861     98,964       43,707
Basic (loss) earnings per share
  from continuing operations...       (1.53)       (0.24)       (2.83)       (0.87)        2.09         1.93         1.26
Diluted (loss) earnings per
  share from continuing
  operations...................       (1.53)       (0.24)       (2.83)       (0.87)        2.03         1.90         1.23
Dividends per common
  share(G).....................          --         0.01         0.03        1.525         2.02         2.02         0.82
Number of shares of common
  stock outstanding as of end
  of period....................      46,068       44,655       45,231       44,524       44,380       47,257       46,718
FINANCIAL POSITION AS OF END OF PERIOD:
Investments in hotel
  properties, net..............  $2,476,097   $2,770,184   $2,559,937   $2,786,297   $2,906,501   $2,936,293   $2,873,746
Total assets...................   2,715,814    3,016,523    2,798,020    3,009,860    3,013,008    3,094,201    2,998,460
Long-term debt.................   1,652,510    1,713,778    1,654,102    1,700,134    1,638,319    1,676,771    1,602,352
OPERATING DATA FOR OWNED HOTELS AND PROPERTIES:
Number of hotels as of end of
  period.......................         106          112          107          112          114          116          117
Number of guest rooms as of end
  of period....................      27,432       28,653       27,581       28,653       29,090       29,348       29,351
Average occupancy(H)...........        63.1%        63.3%        64.0%        66.0%        72.2%        71.6%        71.5%
ADR(I).........................  $   102.14   $   104.93   $    99.44   $   105.04   $   107.60   $   101.14   $    95.00
RevPAR(J)......................  $    64.48   $    66.44   $    63.69   $    69.37   $    77.71   $    72.44   $    67.90

---------------

(A) MeriStar Hospitality Corporation resulted from the merger, in August 1998, of CapStar Hotel Company and American General Hospitality Corporation. Our operating results for the year ended December 31, 1998 only reflect five months of combined operations after that merger and are therefore not directly comparable with any full fiscal years after that merger.

(B) Until January 1, 2001, Interstate Hotels leased substantially all of our hotels from us, and we received participating lease revenue from Interstate Hotels, which represented a specified percentage of each hotel's revenue. Under the leases, Interstate Hotels recorded all of the operating revenues and expenses of the hotels in its statements of operations, and we recorded lease revenue earned under the lease agreements in our statement of operations. Effective January 1, 2001, in connection with changes permitted by the REIT Modernization Act, Interstate Hotels assigned the hotel leases to our newly created, wholly-owned, taxable REIT subsidiaries, and our taxable REIT subsidiaries entered into management agreements with Interstate Hotels to manage the hotels. As a result of this change, our wholly-owned taxable REIT subsidiaries have assumed the operating risks and rewards of the hotels and now pay Interstate Hotels a management fee to manage the hotels for us. Effective January 1, 2001, we now record all of the revenues and expenses of the hotels in our statements of operations, including the management fee paid to Interstate Hotels. As a result, our operating results for the years ended after December 31, 2000 are not directly comparable to those for the years ended prior to December 31, 2001.

(C) During 2001, we sold two hotels for a loss. During 2000, we sold three limited-service hotels for a gain.

(D) Continuing operations included losses on asset impairments related to our hotel portfolio of $56,677 for the three months ended March 31, 2003, and $63,364 and $32,335 for the years ended December 31, 2002 and 2001, respectively.

    We adopted the provisions of Statement of Financial Accounting Standards
    (SFAS) No. 145 on January 1, 2003. Certain rescission provisions require that all gains and losses from extinguishments of debt be classified as extraordinary only if the gains and losses are from unusual or infrequent transactions. Prior period amounts that do not meet this definition are required to be reclassified as an operational expense. Our prior period extraordinary items were reclassified as operational expenses, and in the future we expect any gains and losses from the extinguishment of our debt to be classified as operational. Prior period amounts reclassified as operational were as follows:

    - during 2001, we repaid term loans under our previous credit facility and wrote off deferred financing costs associated with this facility totaling $2,713, net of tax;

    - during 2000, we repurchased some of our 4.75% convertible notes at a discount, resulting in a $3,054 gain, net of tax, on the repurchase; and

    - during 1999 and 1998, we refinanced some of our loan facilities and wrote off deferred financing costs associated with these facilities totaling $4,533, net of tax, and $4,080, net of tax, respectively.

(E) We adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," on January 1, 2002. SFAS 144 requires that current and prior period operating results of any asset that has been classified as held for sale or has been disposed of on or after January 1, 2002, including any gain or loss recognized, to be recorded as discontinued operations. We sold three hotels during the third quarter and two hotels during the fourth quarter of 2002. We sold the five hotels in 2002 for an aggregate of $60,650, which resulted in an aggregate loss on sale of assets of $21,197 ($20,773, net of tax). In January 2003, we sold one hotel classified as held for sale at December 31, 2002 for $12,650. All operating results, including the loss on sale, have been recorded as discontinued operations. We have reclassified prior periods to reflect operations of the six hotels as discontinued operations. Results of operations for the three months ended March 31, 2003 for the hotel sold in January were insignificant and were therefore included in continuing operations.

    Discontinued operations for the years ended December 31, 2002 and 2001 included losses on asset impairments of $15,368 and $11,247, respectively.

(F) We have updated our disclosure of EBITDA (consolidated earnings before interest expense, income taxes, depreciation and amortization) as contained in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 to reconcile to net loss, as follows:

    EBITDA for the three months ended March 31 was as follows:

                                                                   2003       2002
                                                                 --------   --------
   Loss from continuing operations.............................  $(69,746)  $(10,784)(a)
   Income from discontinued operations.........................        --        841
                                                                 --------   --------
   Net loss....................................................  $(69,746)  $ (9,943)(a)
                                                                 ========   ========

   Loss from continuing operations.............................  $(69,746)  $(10,784)(a)
   Interest expense, net.......................................    34,876     34,622
   Income tax benefit..........................................      (196)      (305)
   Minority interests..........................................    (3,677)      (627)
   Loss on asset impairments...................................    56,677         --
   Depreciation and amortization...............................    28,994     29,853
                                                                 --------   --------
   EBITDA from continuing operations...........................  $ 46,928   $ 52,759(a)
                                                                 ========   ========
   Income from discontinued operations.........................  $     --   $    841
   Interest expense, net.......................................        --        (34)
   Income tax expense..........................................        --         24
   Depreciation and amortization...............................        --      1,048
                                                                 --------   --------
   EBITDA from discontinued operations.........................  $     --   $  1,879
                                                                 ========   ========
   EBITDA, total operations....................................  $ 46,928   $ 54,638(a)
                                                                 ========   ========
   ---------------

    (a) Loss from continuing operations, net loss, EBITDA from continuing operations and EBITDA, total operations, include the effects of a $4,735 non-cash loss due to our swap agreements being converted to non-hedging derivatives in January 2002 and a $1,529 non-cash write-off of deferred financing costs due to reduction in our borrowing capacity on our revolving credit agreement in March 2002.

(G) We did not declare any dividends prior to the date of the merger that resulted in our formation, August 3, 1998.

(H) Total number of room nights occupied by hotel guests on a paid basis, divided by total available room nights.

(I) Average Daily Rate, or ADR, represents total room revenue divided by total number of room nights occupied by hotel guests on a paid basis.

(J) Revenue Per Available Room, or RevPAR, represents total room revenue divided by total available room nights.

                                  RISK FACTORS

     An investment in the notes involves a significant degree of risk. Before you decide to invest, you should consider carefully all of the information in this prospectus and, in particular, the following factors. Some statements in "Risk Factors" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

FINANCING RISKS

  We are highly leveraged; our significant amount of debt could limit our operational flexibility or otherwise adversely affect our financial condition.

     As of March 31, 2003, we had approximately $1.653 billion of total debt outstanding, or 66.6% of our total capitalization. We are subject to the risks normally associated with significant amounts of debt, including the risks that:

     - our vulnerability to downturns in our business, such as the one we are currently experiencing, is increased, requiring us to reduce our capital expenditures as described further in "-- Operating Risks" and restricting our ability to make acquisitions;

     - our cash flow from operations may be insufficient to make required payments of principal and interest;

     - we may be unable to refinance existing indebtedness, including secured indebtedness;

     - the terms of any refinancing may not be as favorable as the terms of existing indebtedness; and

     - we currently are, and may in the future be, unable to pay dividends on our common stock, except as required to maintain our qualification as a REIT.

  We may be required to refinance our indebtedness, and the failure to refinance our indebtedness may have an adverse effect on us.

     As of March 31, 2003, we had $154.3 million of 4.75% convertible notes maturing in 2004, $205 million of senior subordinated notes maturing in 2007, $300 million of senior unsecured notes maturing in 2008, $250 million of senior unsecured notes maturing in 2009, $313.3 million of collateralized mortgage-backed securities (CMBS) maturing in 2009, $400 million of senior unsecured notes maturing in 2011 and $37.5 million of mortgage and other debt maturing between 2003 and 2012. If we do not have sufficient funds to repay our indebtedness at maturity, we may have to refinance the indebtedness through additional debt financing. This additional financing might include private or public offerings of debt securities and additional non-recourse or other collateralized indebtedness. If we are unable to refinance our indebtedness on acceptable terms, we might be forced to sell hotels or other assets on disadvantageous terms. This could potentially result in losses and impairments and adverse effects on cash flow from operating activities. If we are unable to make required payments of principal and interest on our indebtedness, our outstanding indebtedness could be accelerated and our properties could be foreclosed upon by the secured lenders with a consequent loss of income and asset value. Accordingly, the inability to refinance our indebtedness could adversely impact our ability to make payments on the notes.

  Our senior secured revolving credit facility and other debt instruments have restrictive covenants that could affect our financial condition.

     We currently have, and as of March 31, 2003 had, no outstanding borrowings under our senior secured revolving credit facility. Our ability to borrow under this facility is subject to financial covenants, including leverage and interest rate coverage ratios and minimum net worth requirements. Our compliance with these covenants in future periods will depend substantially upon the financial results of our hotels. Our credit agreement limits our ability to effect mergers, asset sales and change of control events, and limits the payments of dividends. The credit agreement also contains a cross-default provision, which would be triggered by a default or acceleration of $50 million or more of indebtedness secured by our assets or $5 million or more of any other indebtedness. Because we were not in compliance with the leverage covenant under the credit agreement as of March 31, 2003, we cannot borrow under the credit agreement and do not expect to be able to do so in the future, unless we amend or replace our credit facility or use the proceeds from any future asset sales to reduce our leverage.

     As of March 31, 2003, we had the following outstanding borrowings:

     - $154.3 million of convertible subordinated notes due 2004 bearing interest at 4.75%;

     - $205 million of senior subordinated notes due 2007 bearing interest at an effective annual rate of 8.71%;

     - $300 million of senior unsecured notes due 2008 bearing interest at 9%;

     - $250 million of senior unsecured notes due 2009 bearing interest at 10.50%;

     - $313.3 million of CMBS due 2009 bearing interest at an effective annual rate of 7.76%;

     - $400 million of senior unsecured notes due 2011 bearing interest at 9.125%; and

     - $37.5 million of mortgage and other debt maturing between 2003 and 2012 at interest rates ranging from 8.75% to 10.5%.

     All of our senior unsecured notes and senior subordinated notes have either been co-issued or guaranteed by MeriStar Hospitality Operating Partnership, L.P., our principal operating subsidiary, and have also been guaranteed by most of our other subsidiaries. The CMBS and mortgage debt have been secured by specific properties. As a result, all of our unsecured debt other than the 4.75% convertible notes, which are not guaranteed and rank equally with the notes, will be contractually and/or effectively senior to the notes.

     The indentures relating to some of our outstanding debt contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including limitations on:

     - incurring additional indebtedness and issuing capital stock;

     - declaring and paying dividends;

     - selling our assets;

     - conducting transactions with our affiliates; and

     - incurring liens.

     In this respect, the indentures relating to our senior unsecured notes and senior subordinated notes significantly restrict our ability to incur indebtedness and pay dividends and our ability to acquire or prepay certain of our debt if our fixed charge coverage ratio (as defined in these indentures) is less than 2.0 to 1.0 for our most recently ended four fiscal quarters. This ratio has been less than 2.0 to 1.0 since March 2002, and was 1.5 to 1.0 as of March 31, 2003. As of March 31, 2003, our trailing twelve month fixed charges, primarily interest, as measured by the indentures, would have been required to be approximately $37.1 million lower or our EBITDA, as measured by these indentures, would have had to be approximately $74.3 million higher in order for us to be at 2.0 to 1.0.

     Debt instruments we issue in future offerings will likely contain similar restrictive covenants. These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, they may require us to maintain specific financial ratios and to satisfy various financial covenants. We may be required to take action to reduce our debt or act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants.

     Our $313.3 million CMBS facility is secured by a portfolio of 19 hotels and contains standard provisions that require the servicer to maintain in escrow cash balances for certain items such as property taxes and capital expenditures. In addition, the facility contains a provision that requires our mortgage servicer to retain in escrow the excess cash from the encumbered hotels after payment of debt service if certain financial tests relating to the operation of the hotels are not met. This provision was triggered in October 2002 and will be effective until the hotels generate the minimum cash flow required for two consecutive quarters, at which time the cash being held in escrow will be released to us. Approximately $8.8 million of cash was held in escrow under this provision as of March 31, 2003. Additional amounts continue to be held in escrow. We are currently negotiating an amendment to this facility to permit capital expenditures at the properties securing the CMBS facility to be funded from these escrow amounts, but we may not be able to obtain an amendment.

  We may be able to incur substantially more debt, which would increase the risks associated with our substantial leverage.

     Although the terms of our debt instruments restrict our ability to incur additional indebtedness, neither our organizational documents nor the notes limit the amount of indebtedness we may incur. If we add new debt to our current debt, including CMBS or other debt that we may issue and use the proceeds thereof to repurchase any 4.75% convertible notes not repurchased or redeemed with the proceeds of this offering, the related risks we now face could intensify and increase the risk of default on our indebtedness.

  Rising interest rates could have an adverse effect on our cash flow and interest expense.

     While we cannot currently and do not expect in the future to be able to make any borrowings under our senior secured revolving credit facility, borrowings under that facility and most likely under any replacement facility bear interest at a variable rate. In addition, in the future we may incur indebtedness bearing interest at a variable rate, or we may be required to refinance our existing indebtedness at higher interest rates. Accordingly, increases in interest rates could increase our interest expense and adversely affect our cash flow, reducing the amounts available to make payments on our other indebtedness, make acquisitions or pursue other business opportunities.

OPERATING RISKS

  Acts of terrorism, the threat of terrorism, continuing or potential conflicts with other countries and the ongoing war against terrorism have had a negative impact on and will continue to have a negative effect on our industry and our results of operations.

     The terrorist attacks of September 11, 2001 have had a negative impact on our hotel operations from the third quarter of 2001 to the present, causing lower than expected performance in an already slowing economy. The events of September 11 have caused a significant decrease in our hotels' occupancy and average daily rate due to disruptions in business and leisure travel patterns, and concerns about travel safety. Major metropolitan area and airport hotels have been adversely affected by concerns about air travel safety and a significant overall decrease in the amount of air travel.

     The September 11 terrorist attacks were unprecedented in scope, and in their immediate, dramatic impact on travel patterns. We have not previously experienced such events, and it is currently not possible to accurately predict if and when travel patterns will be restored to pre-September 11 levels. While we have had improvements in our operating levels from the period immediately following the attacks, we believe the uncertainty associated with subsequent incidents, and continuing or potential hostilities, threats and the possibility of future attacks will continue to hamper business and leisure travel patterns for the next several quarters.

  The recent economic slowdown, the threat of further terrorist attacks and the uncertainty of international conflicts have materially and adversely affected, and may continue to adversely affect, our revenue per available room, or RevPAR, performance and operating cash flows and, if they worsen or continue, these effects could become materially more adverse.

     We have experienced the following declines in RevPAR (calculated on a comparable hotel basis period over period):

     - 10.4% decline during the full year 2001, as compared to the full year
       2000;

     - 18.0% decline during the first quarter of 2002, as compared to the same period of 2001;

     - 11.3% decline during the second quarter of 2002, as compared to the same period of 2001;

     - 5.3% decline during the third quarter of 2002, as compared to the same period of 2001;

     - 8.6% decline during the full year 2002, as compared to the full year 2001; and

     - 3.8% decline during the first quarter of 2003, as compared to the same period of 2002.

     After generating $224.0 million of cash from operations during 2000, we generated $150.1 million of cash from operations during 2001 and $56.7 million of cash from operations during 2002. Our cash from operations was an outflow of $10.2 million during the first quarter of 2003, compared to an inflow of $9.1 million during the first quarter of 2002. The decreases from 2000 are due to the economic slowdown that began in 2001, as well as the terrorist attacks of September 11, 2001, the continuing threat of further terrorist attacks and the uncertainty of international conflicts. The effects of the attacks, the condition of the economy and continued uncertainty with respect to the international geopolitical situation have resulted in levels of business and leisure travel that remain significantly lower than the levels we experienced prior to September 2001. If the current economic slowdown worsens significantly or continues for a protracted period of time, the declines in occupancy could also lead to further declines in average daily room rates and could have a further material adverse effect on our financial results.

     In response to the decline in our cash flows since September 11, 2001, we have significantly curtailed our capital expenditure programs, which may adversely affect the competitive position of our hotels in their markets. We expect capital expenditures of $30 million to $40 million in 2003. If the current economic conditions worsen, we may have to curtail our capital expenditures even further. We have also sold non-core assets to generate cash. Since January 1, 2001, we have sold nine hotels for aggregate cash proceeds of approximately $86 million and currently plan to dispose of in the near future a total of 34 non-core assets, of which two are currently under contract.

  If our revenues are negatively affected by one or more particular risks, our operating margins could suffer.

     Until January 1, 2001, we leased all but eight of our hotels to MeriStar Hotels, the predecessor to Interstate Hotels. Under each of those leases, MeriStar Hotels was required to pay us a fixed base rent plus participating rent based on a percentage of revenues at the hotel. As a result of changes to the federal tax laws governing REITs, which became effective on January 1, 2001, Interstate Hotels assigned those leases to our taxable REIT subsidiaries and those subsidiaries have entered into management agreements with Interstate Hotels to manage our hotels. As a result of this new structure, we report operating revenues and expenses from the hotels rather than rental payments under the prior lease structure. Therefore, we have greater sensitivity to changes in operating revenues and are subject to the risk of fluctuating hotel operating margins at those hotels. Hotel operating expenses include, but are not limited to, wage and benefit costs, supplies, repair and maintenance expenses, utilities, insurance and other operating expenses. These operating expenses are more difficult to predict and control than percentage lease revenue, resulting in increased unpredictability in our operating margins. Also, due to the level of fixed costs required to operate full-service hotels, we generally cannot reduce significant expenditures necessary for the operation of hotels when circumstances cause a reduction in revenue.

     Various factors could adversely affect our operating margins, which are subject to all of the operating risks inherent in the lodging industry. These risks include the following:

     - dependence on business and commercial travelers and tourism, which have been affected by the events of September 11, 2001 and threats of further terrorism or other outbreaks of hostilities and may otherwise fluctuate and be seasonal;

     - changes in general and local economic conditions;

     - cyclical overbuilding in the lodging industry;

     - varying levels of demand for rooms and related services;

     - competition from other hotels, motels and recreational properties, some of which may be owned or operated by companies having greater marketing and financial resources than we do;

     - decreases in air travel;

     - fluctuations in operating costs;

     - the recurring costs of necessary renovations, refurbishments and improvements of hotel properties;

     - changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and

     - changes in interest rates and the availability of credit.

     In addition, demographic, geographic or other changes in one or more of the markets of our hotels could impact the convenience or desirability of the sites of some hotels, which would in turn affect their operations.

  Recent events have adversely affected the insurance market.

     The September 11, 2001 terrorist attacks have had a dramatic effect on the insurance and reinsurance industries. Companies in all industry segments are experiencing increases in premiums and reductions in coverage upon renewal of their insurance policies. Some entities have experienced an inability to obtain insurance. Our secured facility requires our property insurance carriers to be rated AA or better by Standard & Poor's, or S&P. Our manager, Interstate Hotels, is responsible for securing property insurance for our properties. In June 2003, Interstate Hotels renewed its property insurance program for one year and obtained coverage from carriers that were appropriately rated by S&P. As the effects of the terrorist attacks on September 11, 2001 are more fully reflected on the financial statements of insurers and reinsurers, however, their ratings may change. If we are unable to maintain insurance that meets our debt covenant and franchise agreement requirements, and if we are unable to amend or waive those requirements, it could have a material adverse effect on our liquidity and our business. Our total annual property and casualty insurance premiums are approximately $32 million under our renewed policies.

  We have significant operational and financing relationships with Interstate Hotels, and Interstate Hotels' operating or financial difficulties could adversely affect our hotels' operations or our financial position.

     Interstate Hotels manages all of our hotels. As a result, we depend heavily on Interstate Hotels' ability to provide efficient, effective management services to our hotels. Although we monitor the performance of our properties on an ongoing basis, Interstate Hotels is responsible for the day-to-day management of our properties. According to Interstate Hotels' public statements, Interstate Hotels has incurred, on a pro forma basis giving effect to the merger that formed Interstate Hotels, net losses of $9.7 million and $20.5 million for the years ended December 31, 2002 and 2001, respectively. If Interstate Hotels were unable to continue in business as a hotel operator, we would have to find a new manager for our hotels. This transition could significantly disrupt the operations of our hotels and lead to lower operating results from our properties.

     Interstate Hotels is the general partner in MeriStar Investment Partners, LP, which we refer to as MIP, a joint venture established to acquire upscale, full-service hotels. We have a 16% preferred partnership interest in MIP, equal to an initial investment of $40 million. We also have a receivable for approximately $12.8 million in cumulative preferred returns outstanding as of March 31, 2003 which MIP has been unable to remit to us because of the effect of restrictive covenants in certain of its debt instruments. If Interstate Hotels is unable to continue as the general partner of MIP, a liquidation of MIP may occur. This liquidation could result in an impairment of our investment and cumulative preferred return receivable.

  We invest in a single industry.

     Our current strategy is to acquire interests only in hospitality and lodging. As a result, we are subject to the risks inherent in investing in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if we had diversified our investments.

  We have a high concentration of hotels in the upscale, full-service segment, which may increase our susceptibility to an economic downturn.

     As of March 31, 2003, 82% of our hotels were in the upscale, full-service segment. This hotel segment generally demands higher room rates. In an economic downturn, hotels in this segment may be more susceptible to decreases in revenues, as compared to hotels in other segments that have lower room rates. This characteristic results from hotels in this segment generally targeting business and high-end leisure travelers. In periods of economic difficulties or political instability, business and leisure travelers may seek to reduce travel costs by limiting trips or seeking to reduce costs on their trips. This characteristic has had, and could continue to have, a material adverse effect on our revenues and results of operations.

  The lodging business is seasonal.

     Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters. This may not be true, however, for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues. Events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel, may also adversely affect our earnings.

  We may be adversely affected by the requirements contained in our franchise and licensing agreements.

     As of March 31, 2003, approximately 90% of our hotels were operated pursuant to existing franchise or licensing agreements with nationally recognized hotel brands. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with our philosophy, shared with Interstate Hotels, of creating specific business plans tailored to each hotel and to each market. Standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with standards could require us to incur significant expenses or capital expenditures. Action or inaction on our part or by our third-party operator could result in a breach of standards or other terms and conditions of the franchise agreements, and could result in the loss or cancellation of a franchise license. Loss of franchise licenses without replacement would likely have an adverse effect on our hotel revenues.

     In connection with terminating or changing the franchise affiliation of a currently-owned hotel or a subsequently-acquired hotel, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise due to the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The franchise agreements covering the hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel. We frequently engage in discussions with franchisors regarding both necessary capital as well as service improvements as a condition of maintaining our franchise licenses. Generally, the resolution of these issues requires us to commit to achieve or maintain specified improvement milestones over time, which may require additional capital expenditures. Unexpected capital expenditures resulting from these discussions could adversely affect our results of operations and our ability to make payments on our indebtedness.

  The lodging industry is highly competitive.

     We have no single competitor or small number of competitors that are considered to be dominant in the industry. We operate in areas that contain numerous competitors, some of which may have substantially greater resources than us. Competition in the lodging industry is based generally on location, availability, room rates or accommodations, price, range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates, offer greater conveniences, services or amenities; or significantly expand, improve or introduce new facilities in markets in which we compete. All of these factors could adversely affect our operations and the number of suitable business opportunities.

  We rely on the knowledge and experience of some key personnel, and the loss of these personnel may have a material adverse effect on our operations.

     We place substantial reliance on the lodging industry knowledge and experience and the continued services of our senior management, led by Paul W. Whetsell. While we believe that, if necessary, we could find replacements for these key personnel, the loss of their services could have a material adverse effect on our operations. In addition, Mr. Whetsell is currently engaged, and in the future will continue to engage, in the management of Interstate Hotels. Mr. Whetsell may experience conflicts of interest in allocating management time, services and functions between Interstate Hotels and us.

  We have lost some of our key personnel to Interstate Hotels.

     Historically, many of our senior executives have held similar positions at our company and at Interstate Hotels. Several of these senior executives, including our former Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and General Counsel, have left our company and work exclusively for Interstate Hotels. As a result, several members of our senior management are new or have changed positions. Our Chief Financial Officer and General Counsel are new to our company, and our Chief Operating Officer has been recently promoted to his current position. Our success will depend in part on the successful assimilation and performance of these individuals. If we are unable to manage this transition, our results of operations could be negatively affected.

  Costs of compliance with environmental laws could adversely affect our operating results.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in property. Laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate contaminated property, may adversely affect the owner's ability to sell or rent real property or to borrow funds using real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of these substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by those persons.

     Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership and operation of the hotels, we could be held liable for the costs of remedial action with respect to the regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of several of the hotels.

     All of our hotels have undergone Phase I environmental site assessments, which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer. The purpose of a Phase I assessment is to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I assessments have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operations or financial condition, nor are we aware of any material environmental liability or concerns. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware.

     In addition, our hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at these hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on our results of operations or financial condition.

  Aspects of our operations are subject to government regulation, and changes in that regulation may have significant effects on our business.

     A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. Interstate Hotels believes our hotels are substantially in compliance with these requirements or, in the case of liquor licenses, that they have or will promptly obtain the appropriate licenses. Compliance with, or changes in, these laws could reduce the revenue and profitability of our hotels and could otherwise adversely affect our revenues, results of operations and financial condition.

     Under the Americans with Disabilities Act, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to our hotels, a determination that our hotels are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

CORPORATE STRUCTURE RISKS

  We have some management overlap with Interstate Hotels.

     Our Chief Executive Officer and Chairman of the Board, Paul W. Whetsell, is also the Chief Executive Officer and Chairman of the Board of Interstate Hotels. We also share two other directors with Interstate Hotels, one of whom is also the Chief Investment Officer of Interstate Hotels. Our relationship with Interstate Hotels is governed by an intercompany agreement and management agreements for each managed hotel. The intercompany agreement restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party. We may have conflicting views with Interstate Hotels on the operation and management of our hotels and with respect to lease arrangements, acquisitions and sales. Inherent potential conflicts of interest will be present in all of the numerous transactions among Interstate Hotels and us.

  We have restrictions on our business and on our future opportunities that could affect our business.

     We are a party to an intercompany agreement with Interstate Hotels. The intercompany agreement generally grants Interstate Hotels the right of first refusal with respect to any management opportunity at any of our properties we do not elect to have managed by a hotel brand owner. We must make such an opportunity available to Interstate Hotels only if we determine that:

     - we are not required to enter into a management agreement with an unaffiliated third party with respect to the property in order to maintain our status as a REIT;

     - Interstate Hotels is qualified to be the manager of that property;

     - we decide not to have the property operated by the owner of a hospitality trade name under that trade name;

     - the property is unencumbered by a management agreement, or if a management agreement exists, it can be freely terminated or terminated by the payment of a fee, which Interstate Hotels agrees to pay; and

     - the property is not subject to a leasehold estate held by an unaffiliated third party.

     Because of the provisions of the intercompany agreement, we are restricted in the nature of our business and the opportunities we may pursue.

  We may have conflicts relating to the sale of hotels subject to management agreements.

     Our management agreements with Interstate Hotels may require us to pay a termination fee to Interstate Hotels if we elect to sell a hotel or if we elect not to restore a hotel after a casualty. We must pay this fee if we do not replace the hotel with another hotel subject to a management agreement with a fair market value equal to the fair market value of Interstate Hotels' remaining management fee due under the management agreement to be terminated. Where applicable, the termination fee is equal to the present value of the remaining payments (discounted using a 10% rate) of the existing term under the agreement, based on the operating results of the hotel for the 12 months preceding termination. Our decision to sell a hotel may, therefore, have significantly different consequences for Interstate Hotels and us. If we were to dispose of in 2003 all 34 properties we are currently planning, we could be required to make termination payments to Interstate Hotels of up to a maximum of $19 million if the buyers of our hotel properties elect to have the properties managed by third parties other than Interstate Hotels. Therefore, the requirement to pay a termination fee may make a sale transaction less desirable economically.

  We lack control over management and operations of our hotels.

     We depend on the ability of Interstate Hotels to operate and manage our hotels. In order for us to maintain our REIT status, we cannot operate our hotels. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, food and beverage operations and similar matters.

  Our relationship with Interstate Hotels could limit our acquisition opportunities in the future.

     Our relationship with Interstate Hotels could negatively impact our ability to acquire additional hotels because hotel management companies, franchisees and others who would have approached us with acquisition opportunities in hopes of establishing lessee or management relationships may not do so believing that we may rely primarily on Interstate Hotels to manage the acquired properties or that Interstate Hotels might have a right of first refusal to manage some or all of the acquired properties under the terms of the intercompany agreement. These persons may instead provide acquisition opportunities to companies free to choose their managers or to hotel management companies who choose to own and manage the properties following the sale. This could limit our acquisition opportunities in the future.

  There are potential conflicts of interest relating to our relationship with Interstate Hotels.

     The terms of the intercompany agreement and our management agreements with Interstate Hotels were not negotiated on an arm's-length basis. Because the two companies share Paul Whetsell, who is Chairman and Chief Executive Officer of both companies, and two other board members, there is a potential conflict of interest with respect to the enforcement and termination of these agreements to our benefit and to the detriment of Interstate Hotels, or to the benefit of Interstate Hotels and to our detriment. Furthermore, because of the independent trading of the two companies, stockholders in each company may develop divergent interests which could lead to conflicts of interest. The divergence of interests could also reduce the anticipated benefits of our agreements with Interstate Hotels.

FEDERAL INCOME TAX RISKS

  Requirements imposed on us relating to our REIT status could cause us to operate in a manner that might be disadvantageous to noteholders.

     We have operated and intend to continue to operate in a manner designed to permit us to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

     To obtain the favorable tax treatment accorded to REITs under the Internal Revenue Code, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gain. We will be subject to income tax on undistributed real estate investment trust taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay with respect to any calendar year are less than the sum of:

     - 85% of our ordinary income for the calendar year;

     - 95% of our capital gain net income for that year, unless we elect to retain and pay income tax on those gains; and

     - 100% of our undistributed income from prior years.

     We intend to make distributions to our stockholders to comply with the 90% distribution requirements described above and generally to avoid federal income taxes and the nondeductible 4% excise tax. Our income will consist primarily of our share of income of our operating partnership and our cash flow will consist primarily of our share of distributions from the operating partnership. It is possible that differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require us to borrow funds on a short- or long-term basis to enable us to continue to qualify as a REIT and avoid federal income taxes and the 4% nondeductible excise tax. In these circumstances, we might need to borrow funds in order to avoid adverse tax consequences even if we believe that the then prevailing market conditions generally are not favorable for those borrowings or that those borrowings are not advisable in the absence of these tax considerations.

     We will determine our operating partnership's distributions. The amount of these distributions is dependent on a number of factors, including:

     - the amount of cash available for distribution;

     - our financial condition;

     - our decision to reinvest funds rather than to distribute the funds;

     - restrictions in our debt agreements;

     - our capital expenditure requirements;

     - the annual distribution requirements under the Internal Revenue Code as described above; and

     - other factors as we deem relevant.

Although we intend to satisfy the annual distribution requirement to avoid corporate income taxation on the earnings that we distribute, we may not be able to do so.

  If we fail to qualify as a REIT, we will be subject to federal income tax at corporate rates which could adversely affect our operations and our ability to satisfy our obligations.

     Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership, such as we do. Moreover, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to qualification as a REIT or the federal income tax consequences of that qualification.

     If we fail to qualify as a REIT in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at the applicable corporate rate. In addition, unless we were entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification might reduce the funds available to us to satisfy our obligations or make distributions to our stockholders because of the additional tax liability for the year or years involved.

     We would cease to qualify as a REIT if the Internal Revenue Service were successfully to determine that our operating partnership should properly be treated as a corporation for federal income tax purposes and we also might cease to qualify as a REIT if the Internal Revenue Service were successfully to determine that any of the other partnerships or the joint ventures or limited liability companies in which we or the operating partnership holds an interest is properly treated as a corporation for federal income tax purposes.

     The imposition of a corporate tax on any of these entities, and any accompanying loss of our real estate investment trust status, could substantially reduce the amount of cash available for payment on our indebtedness.

     If we were to fail to qualify as a REIT, we no longer would be subject to the distribution requirements of the Internal Revenue Code. To the extent that distributions to stockholders would have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate assets to pay the applicable corporate income tax. Although we currently operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to decide to revoke the REIT election.

RISKS RELATING TO THE NOTES AND COMMON STOCK

  The notes will be contractually subordinated to all existing and future senior debt and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

     The notes will be contractually subordinated in right of payment to our existing and future senior debt. Senior debt will be defined in the indenture to include all principal and premium, if any, and interest and rent payable on any of our debt, whether outstanding on the date of the indenture or incurred after that date, unless it is expressly not senior in right of payment to the notes. As of March 31, 2003, we had approximately $1.155 billion of senior debt, all of which has either been co-issued or guaranteed by MeriStar Hospitality Operating Partnership, L.P., our principal operating subsidiary, and has also been guaranteed by most of our other subsidiaries. The indenture will not limit the incurrence of additional senior debt or any other indebtedness. Any significant additional indebtedness that we may incur may materially adversely impact our ability to service and repay our debt, including the notes. Due to the subordination provisions that will be contained in the indenture, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in other limited events, our assets and funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of senior debt to the extent necessary to pay the senior debt in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior debt and these general creditors may recover more, ratably, than the holders of the notes or our other subordinated indebtedness. There may not be sufficient assets or funds remaining to pay amounts due on any or all of the outstanding notes. In addition, the holders of our senior debt may, under certain circumstances, restrict or prohibit us from making payments on the notes.

     In addition, because MeriStar Hospitality Corporation is a holding company, the notes will be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of March 31, 2003, our subsidiaries had approximately $350.8 million of debt, all of which is secured, non-recourse debt. The indenture will not prohibit our subsidiaries from incurring indebtedness.

  The notes will not contain certain restrictive covenants, and there is limited protection in the event of a change of control.

     The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock, give the holders of the notes the right to require us to repurchase your notes in the event of a decline in our credit rating or the credit rating of our debt securities or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a "change of control" under "Description of the Notes -- Redemption at the Option of Holders." Accordingly, we could enter into a number of transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

  Some noteholders may be unable to convert all or a portion of their notes.

     Certain REIT-related ownership limitations in our charter could prevent certain holders from converting all or a portion of their notes into the underlying common stock. As a result, such holders may not be able to obtain the full benefits of the notes. See "Description of the Notes -- Limitation on Beneficial Ownership" in this prospectus supplement and "Description of Common Stock of MeriStar -- Restrictions on Transfer" in the base prospectus.

  Our ability to repurchase the notes with cash upon a change of control may be limited.

     In certain circumstances involving a change of control of MeriStar, you may require us to repurchase all or a portion of your notes to the extent set forth in this prospectus supplement. If a change in control were to occur, if required, we may not have sufficient cash or other financial resources at that time or may not be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in that event may be limited by law, by the indenture, by the terms of other agreements relating to our senior debt and by indebtedness and agreements which we may enter into in the future which may replace, supplement or amend our existing or future debt. If a change in control occurs at a time when we are prohibited from repurchasing or redeeming the notes, we could seek the consent of lenders to the repurchase of the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain the requisite consent or refinance these borrowings, we could remain prohibited from repurchasing the notes. Our failure to repurchase the notes would constitute an event of default under the indenture under which we will issue the notes, which might constitute a default under the terms of our other indebtedness at that time. In these circumstances, the subordination provisions in the indenture would likely restrict payments to you before the other debt is repaid in full.

  Future sales of our common stock in the public market could lower our stock price.

     We have a substantial number of shares of common stock subject to stock options and the notes may be converted into shares of common stock. We cannot predict the effect, if any, that future sales of our common stock or notes, or the availability of our common stock or notes for future sale, will have on the market price of our common stock or notes. Sales of substantial amounts of common stock, including shares issued upon the exercise of stock options or warrants or the conversion of the notes, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

  Our ability to pay dividends on our common stock is limited and we expect this prohibition to continue for the foreseeable future.

     Under our indentures, we are currently prohibited from paying any dividends and we expect this prohibition to continue for the foreseeable future. In order to maintain our qualification as a REIT, we normally are required to make annual distributions to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements. In that event, we would seek to borrow funds, or sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain our qualification as a REIT for federal income tax purposes.

     Any future distributions will be at the discretion of our Board of Directors and will be determined by factors including our operating results, capital expenditure requirements, the economic outlook, the distribution requirements for REITs under the Internal Revenue Code and such other factors as our Board of Directors deems relevant. Also, our revolving credit facility and the indentures related to our senior notes, senior subordinated notes and 4.75% convertible notes contain limitations on our ability to declare and pay dividends. Therefore, we can give no assurance that we will make any such distributions in the future.

  There may not be a liquid market for the notes, and you may not be able to sell your notes at attractive prices or at all.

     The notes are a new issue of securities for which there is currently no trading market. Although the underwriter has advised us that it currently intends to make a market in the notes, it is not obligated to do so and may discontinue its market-making activities at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. The trading price of the notes will depend on many factors, including:

     - prevailing interest rates and interest rate volatility;

     - the markets for similar securities;

     - our financial condition, results of operations and prospects;

     - the publication of earnings estimates or other research reports and speculation in the press or investment community;

     - changes in our industry and competition; and

     - general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

  A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline significantly.

     We have requested ratings of the notes by Standard & Poor's and Moody's. We cannot assure you that any of those ratings agencies will assign a rating to the notes or, if assigned, what such ratings will be. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency's judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

  The market price for our common stock is highly volatile.

     The market price for our common stock has been and, in the future, may continue to be highly volatile. There may be a significant impact on the market price of our common stocks due to:

     - prevailing interest rates and interest rate volatility;

     - the market for similar securities;

     - our financial condition, results of operations and prospects;

     - the publication of earnings estimates or other research reports and speculation in the press or investment community;

     - changes in our industry and competitors; and

     - general market and economic conditions.

     In addition, the stock market in general, and the New York Stock Exchange and the lodging industry in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance.

     Volatility in the market price of our common stock may make it more difficult for you to sell the common stock you receive on conversion of the notes. In addition, because the notes will be convertible into our common stock, their value will likely also be affected by the factors summarized above.

  Potential anti-takeover effect of provisions of Maryland law and of our charter and our bylaws

     Provisions of Maryland law and of our charter and bylaws may have the effect of discouraging a third party from making an acquisition proposal for us and could delay, defer or prevent a change in control or other transaction under circumstances that could give shareholders the opportunity to realize a premium over the then-prevailing market prices of our common stock. Such provisions include the following:

     Ownership Limitation. Certain REIT-related ownership limitations in our charter could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some or a majority of the shares of our common stock might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests. See "Description of Common Stock of MeriStar -- Restrictions on Transfer" in the base prospectus.

     Staggered Board. Our board of directors is divided into three classes, with the terms of approximately one-third of the directors expiring each year. Directors of each class are elected for three-year terms. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors. The staggered terms of directors and the super-majority vote required for their removal may have the effect of delaying, deferring or preventing a change in control or other transaction even though stockholders might believe a change in control might be in their best interests.

     Maryland Business Combination Statute. Under the Maryland General Corporation Law, "business combinations" including some issuances of equity securities, between a Maryland corporation such as us and an interested stockholder which is any person who owns 10% or more of the voting power of the corporation's shares or an affiliate of such person, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the shareholders receive a minimum price determined by Maryland law for their stock and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

     Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-fifth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority of all voting power.

     Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to limited exceptions.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as "intend," "plan," "may," "should," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Except for historical information, matters discussed in this prospectus supplement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" and the following:

     - the current slowdown of the national economy;

     - economic conditions generally and the real estate market specifically;

     - the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents;

     - the threatened or actual outbreak of hostilities and international political instability;

     - governmental actions;

     - legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts;

     - level of proceeds from asset sales;

     - cash available for capital expenditures;

     - availability of capital;

     - ability to refinance debt;

     - rising interest rates;

     - rising insurance premiums;

     - competition;

     - supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than-expected daily room rates;

     - other factors that may influence the travel industry, including health, safety and economic factors; and

     - generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

     These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this prospectus supplement or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus supplement or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus supplement.

                                USE OF PROCEEDS

     The gross proceeds from the offering will be $155.0 million ($170.0 million if the over-allotment option is exercised in full).

     We will use the proceeds from the offering to repurchase or redeem a portion of our 4.75% Convertible Subordinated Notes due 2004 and pay transaction fees and expenses related to the offering. To the extent that the net proceeds are not fully utilized by the purchase or redemption of the 4.75% convertible notes, we will use the remaining net proceeds to repurchase or redeem other debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                               THREE
                                              MONTHS
         YEAR ENDED DECEMBER 31,               ENDED
------------------------------------------   MARCH 31,
1998(1)   1999   2000   2001(2)   2002(3)     2003(4)
-------   ----   ----   -------   -------    ---------
 1.77x    1.78x  1.74x   0.65x      0.03x      (1.01)x

---------------

     The ratio of earnings to fixed charges for each of the years in the four-year period ended December 31, 2001 have been restated to give effect to our adoption of SFAS No. 144 (as it relates to the reclassification of continuing operations to discontinued operations for hotels we have sold) and SFAS No. 145 (as it relates to the reclassification of extraordinary items to continuing operations for gains and losses on our early extinguishments of debt).

(1) We were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar Hotels & Resorts, a separate publicly traded company, was created to be the lessee and manager of nearly all our hotels. Prior to August 3, 1998, the operating results of CapStar included the revenues and expenses of these hotels. After January 1, 2001, MeriStar Hotels & Resorts transferred all leases to us. As a result, from January 1, 2001 our operating results include revenues and expenses of our hotels.

(2) In 2001, we had a $47.1 million deficiency in earnings to cover fixed charges. We had the following charges, which contributed to this deficiency in earnings:

    - $32.3 million loss on asset impairments related to the write-down of certain hotel assets resulting from negative changes in the economic climate;

    - $9.3 million payment to terminate $300 million in interest rate swaps in conjunction with the sale of $500 million of senior unsecured notes and the repayment of related term loans;

    - $6.7 million charge to recognize the effect of interest rate swaps that were converted to non-hedging derivatives upon the repayment of portions of our senior secured credit facility in December 2001 in conjunction with the sale of $250 million of senior unsecured notes;

    - $5.8 million in costs related to our terminated merger with FelCor Lodging Trust;

    - $2.1 million charge to write-off our investment in STS Hotel Net, LLC;

    - $1.3 million in costs to terminate leases with Prime Hospitality Corporation; and

    - $1.1 million charge due to a restructuring at corporate headquarters.

(3) In 2002, we had a $143.6 million deficiency in earnings to cover fixed charges. We had the following charges, which contributed to this deficiency in earnings:

    - $63.4 million loss on asset impairments related to the write-down of certain hotel assets resulting from continued negative changes in economic conditions and our expected reduction in the holding period for certain of our assets;

    - $14.5 million write-down of our note receivable with Interstate Hotels due to the settlement agreement related to their early repayment of the note;

    - $4.7 million loss on fair value of non-hedging derivatives due to the repayment of the debt that was originally hedged;

    - $4.4 million expense for non-hedging derivatives due to our swap agreements being converted to non-hedging derivatives;

    - $3.2 million of costs related to the formal separation of management functions from Interstate Hotels; and

    - $3.1 million write-off of deferred costs due to the reduction in our borrowing capacity on our revolving credit agreement in March 2002 and the termination of our previous credit facility in October 2002.

(4) For the three months ended March 31, 2003, we had a $74.5 million deficiency in earnings to cover fixed charges. This deficiency in earnings was largely attributable to a $56.7 million loss on asset impairments resulting from the expansion of our asset sales program, thereby reducing the expected holding period of some of the assets.

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expended or capitalized, amortization of loan costs and estimated interest within rental expense.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2003 on an actual basis and on a pro forma basis to give effect to this offering, the related transaction and the application of the proceeds therefrom. You should read this table together with our historical financial statements, which are incorporated by reference in the registration statement of which this prospectus supplement forms a part.

                                                                  MARCH 31, 2003
                                                              -----------------------
                                                                ACTUAL     PRO FORMA
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Debt:
  Mortgage-backed secured facility..........................  $  313,270   $  313,270
  Mortgage and other debt...................................      37,498       37,498
  9% senior unsecured notes.................................     300,000      300,000
  9 1/8% senior unsecured notes.............................     400,000      400,000
  10 1/2% senior unsecured notes............................     250,000      250,000
  8 3/4% senior subordinated notes..........................     205,000      205,000
  4 3/4% convertible subordinated notes.....................     154,300        3,770(1)
  Notes offered under this prospectus.......................          --      155,000
  Unamortized issue discount(2).............................      (7,558)      (7,558)
                                                              ----------   ----------
     Total long-term debt...................................  $1,652,510   $1,656,980
                                                              ----------   ----------
Stockholders' equity:
  Common stock, par value $0.01 per share
     Authorized -- 250,000 shares
     Issued -- 50,392 shares................................  $      504   $      504
  Additional paid in capital................................   1,215,046    1,215,046
  Retained deficit..........................................    (300,616)    (300,616)
  Accumulated other comprehension loss......................      (5,994)      (5,994)
  Unearned stock-based compensation.........................      (2,662)      (2,662)
  Less common stock held in treasury -- 4,324 shares........     (76,674)     (76,674)
                                                              ----------   ----------
       Total stockholders' equity...........................     829,604      829,604
                                                              ----------   ----------
     Total capitalization...................................  $2,482,114   $2,486,584
                                                              ==========   ----------

---------------

(1) The amount of the 4.75% convertible notes to be repurchased is based on management's estimate of the cost to repurchase these notes.

(2) The senior unsecured notes and the senior subordinated notes were issued at a discount. As of March 31, 2003, $5,860 of the unamortized issue discount related to the senior unsecured notes and $1,698 related to the senior subordinated notes.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the New York Stock Exchange under the symbol "MHX". The following table sets forth on a per share basis the high and low closing sale prices for our common stock for the periods indicated as reported on the New York Stock Exchange, and the cash dividends paid per share.

                                                         HIGH     LOW     CASH DIVIDENDS
                                                        ------   ------   --------------
Fiscal Year Ended December 31, 2001
  First Quarter.......................................  $22.00   $19.08       $0.505
  Second Quarter......................................   23.75    18.50        0.505
  Third Quarter.......................................   23.30     8.65        0.505
  Fourth Quarter......................................   14.22     9.24         0.01
Fiscal Year Ended December 31, 2002
  First Quarter.......................................  $18.25   $13.64       $ 0.01
  Second Quarter......................................   18.50    14.80         0.01
  Third Quarter.......................................   15.40     8.25         0.01
  Fourth Quarter......................................    8.65     6.60           --
Fiscal Year Ending December 31, 2003
  First Quarter.......................................  $ 7.00   $ 2.21       $   --
  Second Quarter (through June 25, 2003)..............    5.90     3.41           --

     The last reported sale price of our common stock on June 25, 2003, on the New York Stock Exchange was $5.09. As of April 4, 2003, there were approximately 46,067,896 holders of record of our common stock.

                                DIVIDEND POLICY

     We suspended our quarterly dividend payment in the fourth quarter of 2002. Based on our current operating levels, we do not expect to pay a dividend in 2003. Under our indentures, we are currently prohibited from paying any dividends and we expect this prohibition to continue for the foreseeable future.

     In order to maintain our qualification as a REIT, we normally are required to make annual distributions to our stockholders of at least 90% of our taxable income (determined without regard to the deduction for dividends paid and by excluding net capital gains). We will be subject to income tax on undistributed real estate investment trust taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay with respect to any calendar year are less than the sum of:

     - 85% of our ordinary income for the calendar year;

     - 95% of our capital gain net income for that year, unless we elect to retain and pay income taxes on those gains; and

     - 100% of our undistributed income from prior years.

     Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements. In that event, we would seek to borrow funds, or sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain our qualification as a REIT for federal income tax purposes.

     Any future distributions will be at the discretion of our Board of Directors and will be determined by factors including our operating results, capital expenditure requirements, the economic outlook, the distribution requirements for REITs under the Internal Revenue Code and such other factors as our Board of Directors deems relevant. Also, our revolving credit facility and the indentures related to our senior notes, senior subordinated notes and convertible notes contain limitations on our ability to declare and pay dividends. Therefore, we cannot provide assurance that any such distributions will be made in the future.

                            DESCRIPTION OF THE NOTES

     We will issue the notes under an indenture, to be entered into between us and U.S. Bank Trust National Association, as trustee. You may obtain a copy of the indenture upon request from the trustee. The following summaries of certain provisions of the notes and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus supplement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. Wherever particular provisions or defined terms of the indenture (or of the form of note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

BRIEF DESCRIPTION OF THE NOTES

     The notes will be:

     - limited to $155,000,000 aggregate principal amount (or up to $170,000,000 if the underwriter's over-allotment option is exercised in full);

     - general unsecured obligations, junior in right of payment to certain of our other obligations as described under "-- Subordination of Notes";

     - convertible into our common stock at the conversion price described under "-- Conversion Rights";

     - subject to repurchase by us at your option if a change of control occurs; and

     - due on April 1, 2010, unless earlier converted or redeemed at the option of the holder upon a change of control.

     No sinking fund will be provided for the notes. The notes will be issued only in registered form in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax and other governmental charge in connection therewith.

     The indenture will not contain any financial covenants or restrictions on the payment of dividends, the incurrence of additional Indebtedness, including Senior Indebtedness or the issuance or repurchase of our securities. The indenture contains no covenants or other provisions to protect you in the event of a highly leveraged transaction or a change in control of MeriStar except to the extent described under "-- Redemption at the Option of Holders."

     The notes will be represented by one or more permanent global securities registered in the name of a nominee of The Depository Trust Company, New York, New York. DTC and its direct and indirect participants maintain records of beneficial interests in any global security. You may effect transfers only through these records. The record ownership in a global security, in whole or in part, may be transferred only to DTC, another nominee of DTC or to a successor of DTC or its nominee. The notes will not be issuable in certificated form.

     There is no existing trading market for the notes. The underwriter has advised us that they intend to make a market in the notes. They are, however, under no obligation to do so and may discontinue their market-making activity at any time.

INTEREST

     The notes will bear interest from July 1, 2003 at a rate of 9.50% per year, subject to adjustment as described under "-- Interest Rate Adjustments". We will pay interest semi-annually on October 1 and April 1 of each year commencing on October 1, 2003, to holders of record at the close of business on the preceding September 15 and March 15, respectively. There are two exceptions to the preceding sentence:

     - that the interest payment upon redemption (unless the date of redemption is an interest payment date) will be payable to the Person (as defined in the indenture) to whom principal is payable; and

     - In the case of any note (or portion thereof) which is converted into common stock during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such note (or portion thereof) is to be redeemed in connection with a change of control on a repurchase date which occurs during such period, we shall not be required to pay interest on such interest payment date in respect of any such note (or portion thereof) or (ii) if otherwise, any note (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the aggregate principal amount so converted. See "-- Conversion Rights."

     Interest may, at our option, be paid either:

     - by check mailed to the address of the holder entitled thereto as it appears in the note register; or

     - by transfer to an account maintained by such holder located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     We may not reissue a note that has matured or been converted, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

INTEREST RATE ADJUSTMENTS

     If a Reset Transaction (as defined below) occurs, the interest rate will be adjusted to equal the Adjusted Interest Rate (as defined below) from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction.

     A "Reset Transaction" means:

     - a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the notes are then convertible is a party;

     - a sale of all or substantially all the assets of that entity;

     - a recapitalization of that common stock; or

     - a distribution described in the fourth bullet point of the fifth paragraph under "-- Conversion Rights" below,

     after the effective date of which transaction or distribution the notes would be convertible into:

     - shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

     - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 2.5% increase.

     The "Adjusted Interest Rate" with respect to any Reset Transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a note immediately after the later of:

     - the public announcement of the Reset Transaction; or

     - the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average Trading Price of a note for the 20 trading days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Interest Rate will not be less than the initial interest rate on the notes.

     For purposes of the definition of Reset Transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the Trading Price of the security during that period and, if with respect to dividends proposed to be paid on the security, the Trading Price of such security on the effective date of the related Reset Transaction.

     The "Trading Price" of a security on any date of determination means:

     - the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

     - if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

     - if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

     - if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

     - if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

     - if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

BOOK ENTRY; DELIVERY AND FORM

     The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Except as provided below, the notes will be evidenced by one or more global notes, which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     You may hold your interest in a global note directly through DTC if you are a participant in DTC, or indirectly through organizations which are direct DTC participants if you are not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds. You may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and procedures and will be settled in same-day funds.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

     - will not be entitled to have certificates registered in their names;

     - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

     - will not be considered holders of the global notes.

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of interest on and redemption price of the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of MeriStar, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of interest on and redemption price of the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name".

     If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global note are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriter. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of MeriStar, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CONVERSION RIGHTS

     You may convert any outstanding notes (or portions of outstanding notes) into our common stock at any time on or after the date of original issuance of the notes through the close of business on the final maturity date of the notes. A note in respect of which you are exercising your option to require redemption upon a change of control may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple thereof. If notes not called for redemption are converted after a record date for the payment of interest and prior to the succeeding interest payment date, such notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted.

     A holder of notes will not be able to convert notes into our common stock to the extent that the conversion would result in a violation of the ownership limit described in "-- Limitation on Beneficial Ownership."

     The conversion rate will be determined by dividing $1,000 principal amount of notes by the conversion price. The conversion price will be calculated as a 100% premium to the last reported sale of our common stock on the New York Stock Exchange on June 25, 2003. The conversion rate is subject to adjustment upon the occurrence of certain events. If you would otherwise be entitled to a fractional share of our common stock you shall receive cash equal to the then current market value of such fractional share. Our delivery to you of the fixed number of shares of our common stock into which the note is convertible (together with the cash payment in lieu of any fractional share of our common stock) will be deemed to satisfy our obligation to pay the principal amount of the note and accrued interest thereon. Thus, the accrued interest is deemed to be paid in full rather than canceled, extinguished or forfeited. The conversion rate will not be adjusted at any time during the term of the notes for accrued interest. To convert a note into shares of our common stock you must:

     - complete and manually sign the conversion notice on the back of the note (or complete and manually sign a facsimile thereof) and deliver such notice to the conversion agent;

     - surrender the note to the conversion agent;

     - if required, furnish appropriate endorsements and transfer documents;

     - if required, pay all transfer or similar taxes; and

     - if required, pay funds equal to interest payable on the next interest payment date.

     Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion.

     The initial conversion rate is subject to adjustment under formulae as set forth in the indenture in certain events, including:

     - the issuance of our common stock as a dividend or distribution on the common stock;

     - certain subdivisions and combinations of our common stock;

     - the issuance to all holders of our common stock of certain rights or warrants to purchase common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

     - the distribution to all holders of our common stock of capital stock (other than our common stock), of evidences of our Indebtedness or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in the first three bullet points above or paid in cash);

     - distributions consisting of cash, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed the greater of
       (x) the amount per share of our common stock of the next preceding quarterly cash dividend on our common stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (as adjusted to reflect subdivisions or combinations of our common stock), and (y) 10% of the average of the last reported sales price of our common stock during the ten trading days immediately prior to the date of declaration of such dividend, and any dividend or distribution in connection with the liquidation, dissolution or winding up by us. If an adjustment is required to be made as set forth in this clause as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If an adjustment is required to be made as set forth in this clause as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

     - payment in respect of a tender offer or exchange offer by us or any of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in such payment per share of our common stock exceeds the current market price (as defined in the indenture) per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

     - payment in respect of a tender offer or exchange offer by a person other than us or any of our subsidiaries in which, as of the closing date of the offer, the board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of our common stock to more than 25% of the total shares of our common stock outstanding, and if the cash and value of any other consideration included in such payment per share of our common stock exceeds the current market price per share of our common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the us to engage in a consolidation or merger of or a sale of all or substantially all of our assets.

     In the case of (i) any reclassification of our common stock, or (ii) a consolidation, merger or combination involving us or a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the notes then outstanding will generally be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of our common stock or in certain other circumstances requiring conversion rate adjustments, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See "-- Certain United States Federal Income Tax Considerations."

     We may, from time to time to the extent permitted by law, increase the conversion rate by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of such increase if our board of directors has made a determination that such increase would be in our best interests, which determination shall be conclusive. We may, at our option, make such increases in the conversion rate, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     The indenture will provide that if we implement a stockholders' rights plan, such rights plan must provide that upon conversion of the notes you will receive, in addition to our common stock issuable upon such conversion, such rights whether or not such rights have separated from our common stock at the time of such conversion.

REDEMPTION AT THE OPTION OF HOLDERS

     In the event of a change in control, you will have the option, subject to the terms and conditions of the indenture, to require us to repurchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of your notes as of the date that is 30 business days after the date of our notice of the occurrence of such change in control for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to but not including the purchase date; provided that any semi-annual payment of interest becoming due on the purchase date shall be payable to the holders of record on the relevant record date of the notes being repurchased.

     Within ten business days after the occurrence of a change in control, we are required to mail to you and to the trustee a written notice of the occurrence of such change in control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, your right to require the repurchase of your notes.

     To exercise the repurchase right upon a change in control, you must deliver written notice of such exercise to the trustee at any time prior to the close of business on the repurchase date, specifying the notes with respect to which the repurchase right is being exercised. Such notice of exercise may be withdrawn by you by a written notice of withdrawal delivered to the trustee at any time prior to the close of business on the repurchase date. A change in control shall be deemed to have occurred if any of the following occurs after the original issuance of the notes:

        (i) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) Exchange Act (or a successor provision), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling such person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; or

        (ii) the consolidation or merger of us with or into any other person, any merger of another person into us, or any sale, lease or exchange other disposition of all or substantially all of our properties and assets to another person, other than:

          - any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction; and

          - a merger which (1) does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of our capital stock, (2) is effected primarily to change our jurisdiction of incorporation and results in the reclassification, conversion, or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity or (3) is effected to form a holding company to hold all of our capital stock.

          However, a change in control shall not be deemed to have occurred if the closing price per share of our common stock for any 10 trading days within the period of 20 consecutive trading days ending immediately before the occurrence of the event that would otherwise constitute a change in control shall equal or exceed 105% of the conversion price of the notes in effect on each such trading day.

     A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the commission under the Exchange Act, as in effect on the date of execution of the indenture.

     The term "all or substantially all" as used in clause (ii) of the definition of "change in control" has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the notes elected to exercise their rights under the indenture and we elected to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the trustee or the holders of the notes from successfully asserting that a change in control has occurred. We will comply with the provisions of Rule 13e-4 and rule 14e-1 under the Exchange Act, will file Schedule 13e-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase notes at the option of the holders of the notes upon a change in control.

     If a change in control were to occur, there can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all notes tendered by holders thereof. A default on our obligations to pay the repurchase price for all notes tendered by holders thereof could result in acceleration of the payment of our other indentures at the time outstanding pursuant to cross-default provisions.

     The exercise by any holder of notes of the right to require us to repurchase notes as a result of the occurrence of a change in control could create an event of default under all of our Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the notes. See "-- Subordination of Notes."

     Further, the terms of most of our Senior Indebtedness or other current or future Indebtedness ranking pari passu in right of payment with the notes require and could require that such Indebtedness be repaid upon the occurrence of a change in control. Failure by us to repurchase the notes when required will result in an event of default with respect to the notes whether or not such repurchase is permitted by the subordination provisions thereof. Any such default may, in turn, cause a default under Senior Indebtedness or other Indebtedness.

     The change in control repurchase feature of the notes may in certain circumstances have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (event if such transaction is supported by our board of directors or is favorable to the stockholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of merger, tender offer, solicitation, or otherwise, nor is the change in control repurchase feature part of a plan by management to adopt a series of anti-takeover provisions. Rather, the change in control repurchase feature is a result of negotiations between us and the underwriter.

     The foregoing provisions would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction involving us that may adversely affect you.

SUBORDINATION OF NOTES

     The Indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full of all Senior Indebtedness. The notes will rank pari passu with our 4.75% convertible subordinated notes due 2004. The notes will also be effectively subordinated to all indebtedness and liabilities of our subsidiaries. Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the notes is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before you are entitled to receive any payment or distribution in respect thereof. The indenture will require that we promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an event of default.

     We also may not make any payment upon or in respect of the notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined herein) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default from us or other person permitted to give such notice under the indenture. Payments on the notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable payment blockage notice is received. No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until
(i) 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and (ii) all scheduled payments of principal, premium, if any, and interest on the notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or shall be made, the basis for a subsequent payment blockage notice.

     By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and you may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default under the indenture.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, cost, expenses and other amounts accrued or due on or in connection with, our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the notes or expressly provides that such Indebtedness is pari passu with or junior to the notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any of our Indebtedness to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

     The term "Indebtedness" means, with respect to any person, and without duplication:

          (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such person for borrowed money (including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or service),

          (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such person with respect to letters of credit, bank guarantees or bankers' acceptances,

          (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property,

          (d) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

          (e) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities (contingent or otherwise) of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (a) through
     (d),

          (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person, and

          (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

     The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture; provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

     At March 31, 2003, on a pro forma basis, we had approximately $1.155 billion of outstanding Senior Indebtedness. We intend to use the proceeds of the sale of the notes to repurchase or redeem a portion of our $154.3 million outstanding 4.75% convertible subordinated notes due 2004. The indenture will not limit the amount of additional Indebtedness, including Senior Indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of Indebtedness or liabilities which any subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the trustee or you receive any payment or distribution of our assets of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to yours in respect of all funds collected or held by the trustee.

LIMITATION ON BENEFICIAL OWNERSHIP

     In order for us to qualify as a REIT under the Internal Revenue Code, we must meet an ownership test, which requires that not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include specified types of entities, during the last half of any taxable year. To assist us in meeting this ownership limitation, our charter generally provides that no individual, group or entity may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number of outstanding shares of any class of our common stock, subject to a "look-through" exception that permits some entities to own as much as 15% of the number of outstanding shares of any class of our common stock if that ownership does not cause any beneficial owner of the entity to exceed the 9.8% stock ownership limit. For purposes of this ownership limit, notes will be treated as having been converted into common stock if the effect of that treatment would be to cause us to violate the ownership test.

     Due to these restrictions on actual and deemed ownership of our common stock, a holder of notes will not be able to convert notes into our common stock to the extent that the conversion would result in a violation of the ownership limit. If a person attempts to so convert notes, the purported conversion will be void from the time the transfer was to have been made, and the holder of notes will not acquire any rights in the shares of our common stock that would result in the violation. Our charter provides that if, notwithstanding the preceding sentence, there is a purported transfer of, or other event with respect to, our common stock that would result in a violation of the ownership limit, the applicable shares will be transferred automatically to a trust for the benefit of one or more charitable organizations named by us. In general, the trust will receive all distributions paid by us with respect to those shares of our common stock for the benefit of the trust beneficiary and the trustee of the trust will exercise voting rights with respect to those shares. The trustee will have the right to transfer the shares held in the trust to a person whose ownership will not cause a violation of the ownership limit and we also will be able to repurchase our common stock held in the trust for a price per share generally equal to the lesser of the amount paid for the shares or their trading price at the time we accept the offer to repurchase. Upon such sale or repurchase, the purported transferee generally will receive the lesser of the amount paid and the net sales price or our repurchase price, as applicable, and any remainder will be distributed to the beneficiary of the trust. You should review the more detailed description of the ownership limit and the provisions regarding the transfer of our common stock to a trust contained in the accompanying base prospectus under "Description of Common Stock of MeriStar -- Restrictions on Transfer."

EVENTS OF DEFAULT; NOTICE AND WAIVER

     Each of the following constitutes an event of default under the indenture:

     - default for 30 days in payment of any installment of interest on any note when it becomes due (whether or not payment is prohibited by the subordination provisions of the indenture);

     - default in payment of the principal amount or redemption price with respect to any note when such becomes due and payable;

     - default by us for 90 days after notice in the observance or performance of any other covenants in the indenture; or

     - certain events involving bankruptcy, insolvency or reorganization by us. The indenture provides that the trustee may withhold notice to the holders of the notes of any default for 90 days (except in payment of principal of, premium, if any, or interest with respect to the notes) if the trustee considers it in the interest of the holders of the notes to do so.

     The indenture provides that if an event of default shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes, plus accrued and unpaid interest on the notes to the date of such declaration, to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes plus interest on the notes to the occurrence of such event shall automatically become and be immediately due and payable. However, if we shall cure all defaults (except the nonpayment of principal amount or accrued interest on any of the notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the notes then outstanding.

     The holders of a majority in principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

MODIFICATION OF THE INDENTURE

     The indenture or any supplemental indenture or the rights of the holders of the notes may be modified or amended by us and the trustee with the consent of the holders of not less than a majority in principal amount of the notes outstanding, except that the written consent or the affirmative vote of the holder of each note affected by such change is required to:

     - extend the fixed maturity of any note;

     - reduce the rate or extend the time for payment of interest thereon;

     - reduce the principal amount, redemption price or interest, if any;

     - change our obligation to repurchase any note upon the happening of any change of control in a manner adverse to holders of notes or impair the right of a holder to institute suit for the payment thereof;

     - change the currency in which the notes are payable; or

     - impair the right to convert the notes into our common stock subject to the terms set forth in the indenture in a manner adverse to the holders of the notes in any material respect.

     Any modification also may not reduce the aforesaid percentage of notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the notes then outstanding.

     The indenture also provides for certain modifications of its terms without the consent of holders of the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying or maintaining the qualifications of the indenture under the Trust Indenture Act of
                                       S-39
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1939, as amended (the "TIA"), or making any change that does not adversely affect the rights of any note holder.

INFORMATION CONCERNING THE TRUSTEE

     U.S. Bank Trust National Association, as the trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The indenture provides that, except during the continuance of an event of default, the trustee thereunder will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The indenture and provisions of the TIA, incorporated by reference therein, contain limitations on the rights of the trustee thereunder, should it become a creditor of us, to obtain payment of certain claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (within the meaning of the TIA) it must eliminate such conflicting interest or resign.

GOVERNING LAW

     The indenture and the notes provide that they will be governed by the laws of the State of New York.

TAXATION OF NOTES

     See "Certain United States Federal Income Tax Considerations" for a discussion of certain federal income tax matters.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material United States federal income tax considerations that may be relevant to the acquisition, ownership and disposition of notes and our common stock received upon conversion of notes by U.S. and non-U.S. holders, each as defined below, who purchase notes in the offering for cash equal to the offering price. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to a decision to purchase notes or to the holding or disposition of notes or our common stock and does not address any other taxes that might be applicable to a holder of notes or our common stock, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. The United States Internal Revenue Service may not take a similar view of these consequences. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt organizations, persons holding the notes or our common stock as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the United States dollar and persons who are holders of our existing notes. The discussion below assumes that the notes and our common stock are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

     If any entity that is treated as a partnership for United States federal income tax purposes holds the notes or our common stock, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding the notes, you should consult your tax advisor.

     The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, foreign or other tax laws and possible changes in the tax laws.

     As used in this summary, a U.S. holder means a beneficial owner of notes or our common stock who is, for United States federal income tax purposes:

     - a citizen or individual resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any of its political subdivisions;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     As used in this summary, a "non-U.S. holder" means a beneficial owner of notes or our common stock who is not a U.S. holder.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

     Stated Interest. A U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on a note at the time that the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for United States federal income tax purposes.

     Adjustments to Conversion Rate. In some circumstances, holders of notes may be deemed to have received distributions of our common stock if there is an adjustment of the conversion rate. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of notes, however, generally will not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If these adjustments are made, U.S. holders of notes will be deemed to have received constructive distributions taxable in the manner discussed below under "-- Distributions on Our Common Stock to Taxable U.S. Holders" even though they have not received any cash or property as a result of these adjustments. In some circumstances, failure to provide for an adjustment may result in a constructive distribution to U.S. holders of our common stock. In this regard, our board of directors may, at its option, increase the conversion rate as it deems advisable to prevent or reduce a constructive distribution to holders of our common stock.

     Sale, Exchange or Retirement of Notes. A U.S. holder's tax basis in a note generally will be its cost, decreased by any principal payments on the note. A U.S. holder generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any amount received in respect of accrued interest, which will be taxable as ordinary interest income if not previously included in income, and the U.S. holder's tax basis in the note. Gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss. In the case of a non-corporate U.S. holder, the United States federal income tax rate applicable to capital gains will depend upon the holder's holding period for the notes, with a preferential rate available for notes held for more than one year. The deductibility of capital losses is subject to limitations.

     Conversion of Notes Into Our Common Stock. A U.S. holder of notes will not recognize income, gain or loss on the conversion of notes into our common stock except with respect to any cash received in lieu of a fractional share and common stock received in respect of accrued interest on the notes that was not previously included in income. The U.S. holder's tax basis for the common stock received upon conversion (not including common stock attributable to accrued interest) will be equal to the tax basis of the notes converted into common stock (other than any portion allocable to cash received in lieu of a fractional share), and the holding period of the common stock generally will include the holding period of the notes converted. However, common stock attributable to accrued interest will be taxed to the holder as ordinary interest income, the holder's tax basis in that stock will equal the amount included in income and the holding period for that stock generally will begin on the day following receipt of the stock. A U.S. holder will recognize gain or loss on cash received in lieu of fractional common shares in an amount equal to the difference between the amount of cash received and the U.S. holder's tax basis in the fractional shares. This gain or loss generally will be capital gain or loss taxable as described above under "-- Sale, Exchange or Retirement of Notes."

     Distributions on Our Common Stock to Taxable U.S. Holders. For any taxable year for which we qualify as a REIT for United States federal income tax purposes, a taxable U.S. holder of our common stock must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. These distributions will not qualify for the dividends received deduction generally available to corporations. As described below under "-- Certain U.S. Federal Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders -- Recent Changes to the Internal Revenue Code," we expect that ordinary dividends paid by us generally will not be eligible for the reduced maximum 15% tax rate imposed on some corporate dividends as a result of recently enacted United States federal tax legislation.

     A U.S. holder of our common stock generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our common stock. We generally will designate our capital gain dividends as either 15% (through 2008, and 20% thereafter) or 25% rate distributions in the case of non-corporate stockholders. A corporate U.S. holder of our common stock, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on our net long-term capital gains. In that case, a U.S. holder of our common stock would be taxed on its proportionate share of our undistributed long-term capital gain, but would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax paid by us.

     A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis of the U.S. holder's common stock. Instead, this distribution will reduce the adjusted tax basis of the stockholder's common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder's adjusted tax basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any of those months, the distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses would be carried over by us for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses against that income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the dividends attributable to that year that constitute ordinary income and capital gain.

     Disposition of Our Common Stock. Gain or loss recognized on the taxable disposition of our common stock by a U.S. holder generally will be capital gain or loss and in the case of capital gain will be treated as long-term capital gain if the U.S. holder has held the common stock for more than one year. However, a U.S. holder must treat any loss on the taxable disposition of our common stock held by the stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions previously received from us that are characterized as long-term capital gain.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     Payments on the Notes. Generally, payments of principal or stated interest on the notes by us or our paying agent to a non-U.S. holder will not be subject to United States federal income or income withholding tax, if, in the case of interest:

     - it is not effectively connected with the conduct of a United States trade or business of the non-U.S. holder;

     - the non-U.S. holder does not actually own, and is not deemed to own, 10% or more of the total combined voting power of all classes of our voting stock;

     - the non-U.S. holder is not, for United States federal income tax purposes, a controlled foreign corporation related to us either through actual ownership or deemed to be related to us through ownership under applicable rules of the Internal Revenue Code;

     - the non-U.S. holder is not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Internal Revenue Code; and

     - either (A) the non-U.S. holder provides us or an agent with an Internal Revenue Service Form W-8BEN, or a suitable substitute form, signed under penalties of perjury, that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury regulations or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalties of perjury in which the organization, bank or financial institution certifies that the form or suitable substitute has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy.

     In the case of notes held by a foreign partnership, the certification described above normally is provided by the partners as well as by the foreign partnership and the partnership provides other specified information. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

     If these requirements cannot be met and the requirements applicable to treatment of the interest as effectively connected with the conduct of a United States trade or business described below are not met, a non-U.S. holder will be subject to United States federal income withholding tax at a rate of 30% with respect to payments of interest on the notes, unless the non-U.S. holder provides us with a properly executed Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty.

     A non-U.S. holder generally will not be subject to United States federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. Gain realized on the disposition of notes might be treated as effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States if the notes were to constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, as described below with respect to gain on the sale of our common stock under "-- Taxation of Non-U.S. Holders of Our Common Stock."

     Notwithstanding the above, if a non-U.S. holder is engaged in a trade or business in the United States and if interest on the note or gain realized on the disposition of the note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular United States federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest on a note will be included in the foreign corporation's earnings and profits. Even though the effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to income withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

     Adjustments to Conversion Rate. The conversion rate with respect to the notes is subject to adjustment in some circumstances. An adjustment in the conversion rate could give rise to a deemed distribution to a non-U.S. holder of notes. See "-- U.S. Federal Income Tax Considerations for U.S.
Holders -- Adjustments to Conversion Rate" above. In that case, the deemed distribution would be subject to the rules described below regarding U.S. withholding tax on dividends under "-- Taxation of Non-U.S. Holders of Our Common Stock."

     Conversion of Notes Into Our Common Stock. A non-U.S. holder generally will not be subject to United States federal income or income withholding tax on the conversion of notes into our common stock. To the extent a non-U.S. holder receives common stock attributable to accrued interest, that amount will be taxed as described above under "-- Payments on the Notes." To the extent a non-U.S. holder receives cash in lieu of fractional shares on conversion, the cash might give rise to gain that would be subject to the rules described below under "-- Taxation of Non-U.S. Holders of Our Common Stock."

  Taxation of Non-U.S. Holders of Our Common Stock

     A non-U.S. holder of our common stock that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to that distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to United States federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to those distributions, and a non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

     - a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate with us, or

     - the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the holder's adjusted basis in our common stock. Instead, the distribution will reduce the adjusted basis of the holder's common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the holder in our common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution did exceed our current and accumulated earnings and profits.

     We might be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% unless applicable exceptions apply.

     Distributions to a non-U.S. holder of our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. holder under Internal Revenue Code provisions enacted by FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if the distributions were gains effectively connected with a United States trade or business. Accordingly, a non-U.S. holder will be taxed at the normal capital gain rates applicable to a U.S. holder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty reduction or exemption.

     We generally will be required to withhold from distributions to non-U.S. holders, and remit to the Internal Revenue Service, 35% of designated capital gain dividends or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends.

     In addition, if we designate prior distributions as capital gain dividends, later distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. If the amount of tax we withhold exceeds the holder's United States tax liability with respect to that distribution, the non-U.S. holder may file a claim with the Internal Revenue Service for a refund of the excess.

     A sale of our common stock by a non-U.S. holder normally will not be subject to United States federal income taxation unless our common stock constitutes a "United States real property interest" within the meaning of FIRPTA or the gain from the sale is effectively connected with the conduct of a United States trade or business of the non-U.S. holder. Our common stock will not constitute a United States real property interest if we are a "domestically-controlled REIT" as defined for United States federal income tax purposes. A domestically-controlled REIT is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by foreign persons, as defined for purposes of the Internal Revenue Code. We cannot assure you that we will be a domestically-controlled REIT. If we were not a domestically-controlled REIT, a non-U.S. holder's sale of our common stock would not be subject to tax under FIRPTA as a sale of a United States real property interest if:

     - Our common stock were "regularly traded" on an established securities market within the meaning of applicable Treasury regulations; and

     - The non-U.S. holder did not actually, or constructively under specified attribution rules under the Internal Revenue Code, own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder's holding period.

     If our common stock continues to be regularly traded on an established securities market, a sale of our common stock normally should not be subject to taxation under FIRPTA in the case of non-U.S. holders owning 5% or less of our common stock, even if we do not qualify as a domestically-controlled REIT.

     If a gain on the sale of our common stock were subject to taxation under FIRPTA, a non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of common stock and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption.

     Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. holder if the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year and other applicable conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on his capital gains.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S. HOLDERS

  Information Reporting and Backup Withholding

     Non-corporate U.S. holders generally will be subject to information reporting and might be subject to a backup withholding tax with respect to payments on, and the proceeds of disposition of, a note or our common stock. Backup withholding will apply only if the U.S. holder:

     - fails to furnish its taxpayer identification number which, for an individual, would be his or her Social Security number;

     - furnishes an incorrect taxpayer identification number;

     - is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

     - in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

     Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on a note or our common stock to a non-U.S. holder if the certification described above under "-- U.S. Federal Income Tax Considerations for Non-U.S. Holders -- Payments on the Notes" is provided or the non-U.S. holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of a note or our common stock to or through a non-United States office of a broker, as defined in applicable Treasury regulations, that is (A) A United States person, (B) a controlled foreign corporation for United States federal income tax purposes, (C) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of a United States trade or business or (D) a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of a note or our common stock made to or through a foreign office of a broker; however, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of a note or our common stock to or though the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

     Holders of notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

     The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and might entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

  Recent Changes to the Internal Revenue Code

     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This legislation reduces the maximum United States federal income tax rate imposed on long-term capital gains of non-corporate taxpayers, other than such gains attributable to prior depreciation deductions with respect to real property, generally from 20% to 15% for gains recognized on or after May 6, 2003 through December 31, 2008 and reduces the maximum United States federal income tax rate imposed on certain dividends received by non-corporate taxpayers generally from 38.6% to 15% for taxable years from 2003 through 2008. Without future congressional action, the maximum tax rate on such long-term capital gains will return to 20% beginning in 2009 and the maximum rate on qualifying dividends will increase to 35% in 2009 and to 39.6% in 2011. The legislation also reduces the maximum United States federal income tax rate imposed on other ordinary income of non-corporate taxpayers from 38.6% to 35% for taxable years from 2003 through 2010.

     The reduction in the maximum capital gains rate to 15% might apply to certain capital gains recognized by individual holders of notes or our common stock.

     Dividends, other than capital gain dividends, paid by a REIT generally are not eligible for the reduced tax rates on dividends described above, except to the extent that the dividends are attributable either to dividends received by the REIT from taxable corporations or to income that was subject to tax at the entity level, such as undistributed income of the REIT. We presently expect that ordinary dividends paid by us generally will not be eligible for the reduced tax rates on dividends.

U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO OUR STATUS AS A REIT

     This section is a summary of material United States federal income tax considerations that may be relevant to holders who acquire our common stock upon conversion of notes due to the status of MeriStar Hospitality Corporation as a REIT and its investment in our operating partnership and partnership subsidiaries. When used in this section, "we", "us" and "our" refer to MeriStar Hospitality Corporation, including, as the context requires, its predecessor, American General Hospitality Corporation, for periods through the date of the merger of CapStar Hotel Company into American General Hospitality Corporation in 1998.

  REIT Qualification

     We elected to be taxed as a REIT under the United States federal income tax laws beginning with our short taxable year ended December 31, 1996. We believe that we have been organized and have operated in a manner so as to qualify as a REIT since the beginning of the first short taxable year for which this election was made and we intend to remain organized and continue to operate in this manner. However, no assurance can be given that we will remain organized and continue to operate in a manner so as to continue to qualify as a REIT. For a discussion of some tax consequences of our failure to qualify as a REIT, see
"-- Failure to Qualify" below.

     This section discusses the laws governing the United States federal income tax treatment of a REIT. These laws are highly technical and complex.

  Taxation of our Company

     If we qualify for taxation as a REIT, we generally will not be subject to United States federal income tax on the taxable income that we distribute currently to our stockholders. The benefit of that tax treatment is that it avoids double taxation, or taxation at both the corporate and stockholder levels, that usually results from owning stock in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to United States federal income taxation as follows:

     - We will pay income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We may be subject to the alternative minimum tax under some circumstances.

     - We will pay income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business, as well as on other non-qualifying income from foreclosure property.

     - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification as a REIT -- Income Tests," and nonetheless continue to qualify as a REIT because we have met other requirements, we will pay a 100% tax on the greater of the amount by which we fail the 75% gross income test or 90% of our gross income exceeds the sources of our gross income that satisfy the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

       Certain recently proposed legislation, if enacted as proposed, will change the formula for calculating the 100% tax with respect to a failure to meet the 95% gross income test. See "-- Proposed Legislation" below.

     - If we fail to distribute during a calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, other than capital gain net income that we elect to retain and pay tax on, and any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

     - If a C corporation, or a corporation that generally is subject to full corporate-level tax, transfers property to us in certain types of transactions in which the C corporation would not normally be required to recognize any gain or loss and we subsequently recognize gain on the disposition of the property during the 10-year period after we acquired the property, then all or a portion of the gain may be subject to tax at the highest corporate rate unless the C corporation made an election to treat the transferred property as if it were sold for its fair market value at the time of our acquisition.

       Under prior law, we were subject to this corporate tax on dispositions during the 10-year period if we made an election on our tax return for the year in which we acquired property from a C corporation. We made this election with respect to the assets that we acquired from CapStar Hotel Company pursuant to the merger in 1998. Accordingly, any gain recognized by us on the disposition of any of those assets during the 10-year period beginning on the date of our acquisition, to the extent of the asset's unrealized gain at the time of our acquisition, may be subject to tax at the highest regular corporate rate. Some of the non-core assets that we currently plan to sell were acquired from CapStar Hotel Company in the merger. However, we do not presently anticipate that we will recognize any significant net gain on the disposition of those properties that will be subject to tax under these rules.

     - We will incur a 100% excise tax on transactions with any taxable REIT subsidiary, as defined below, that are not conducted on an arm's-length basis.

  Requirements for Qualification as a REIT

     A REIT is a corporation, trust, or association that meets the following requirements:

          1.  it is managed by one or more trustees or directors;

          2. its beneficial ownership is evidenced by transferable shares or certificates of beneficial interest;

          3. it would be taxable as a C corporation, except for the REIT provisions of the Internal Revenue Code;

          4. it is neither a financial institution nor an insurance company subject to special provisions of the United States federal income tax laws;

          5. at least 100 persons are beneficial owners of its shares or ownership certificates;

          6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly through the application of attribution rules under the Internal Revenue Code, by five or fewer individuals, as defined in the Internal Revenue Code to include some types of entities, during the last half of any taxable year;

          7. it elects to be taxed as a REIT and satisfies relevant filing and other administrative requirements;

          8. it uses a calendar year for United States federal income tax purposes; and

          9. it meets other qualification tests, described below, regarding the nature of its income and assets and distribution to its stockholders.

     We must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.

     We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of our common stock are described in the accompanying base prospectus under "Description of Common Stock of MeriStar -- Restrictions on Transfer." We also have satisfied the other items listed in requirements 1 through 8.

     For purposes of the requirements described above, a corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. As a result, all assets, liabilities, and items of income, deduction, and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

     In the case of a REIT that is a partner in an entity treated as a partnership for United States federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. As result, our proportionate share of the assets and items of income of our operating partnership and of each other partnership, joint venture, limited liability company or other entity treated as a partnership for United States federal tax purposes in which we have an interest, directly or indirectly, which are referred to as partnership subsidiaries, are treated as our assets and items of income.

     We also own equity interests in non-corporate, single-owner or -member entities. As long as an entity described in the preceding sentence does not elect to be treated as an association taxable as a corporation for United States federal tax purposes, the entity will be disregarded for United States federal tax purposes and all assets, liabilities, and items of income, deduction, and credit of the entity will be treated as assets, liabilities, and items of income, deduction, and credit of ours or of our subsidiary that owns the equity interests in the entity. See "-- Assets Tests" below.

  Income Tests

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of specified types of income that we derive, directly or indirectly, from investments relating to real property. Qualifying income for purposes of the 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property or on interests in real property;

     - distributions on and gain from the disposition of shares or certificates of beneficial interest in other qualifying REITs;

     - gain from the disposition of real property; and

     - income and gain derived from foreclosure property.

     Second, in general, at least 95% of our gross income for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gain from the disposition of stock or securities or from any combination of the foregoing. Gross income from the disposition of property that is held primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Our gross income consists primarily of our share of rents received by our operating partnership and the partnership subsidiaries from our taxable REIT subsidiaries. These rents will qualify as "rents from real property," which is qualifying income for both the 75% and the 95% gross income test, only if the following conditions are met:

     - First, the rent must not be based, in whole or in part, on the income or profits of any person.

     - Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant, other than a taxable REIT subsidiary. If the tenant is a taxable REIT subsidiary, separate restrictions apply that are described below.

       A taxable REIT subsidiary generally is a taxable corporation owned directly or indirectly by a REIT that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, other than rights held by the taxable REIT subsidiary as a franchisee or in a similar capacity and that are provided to an eligible independent contractor to operate or manage the facility.

     - Third, rent attributable to personal property leased in connection with a lease of real property is no more than 15% of the total rent received under the lease, as determined based on the average of the fair market values of the personal property and real property as of the beginning and end of the taxable year.

     - Fourth, we normally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive any income, or through a taxable REIT subsidiary of ours. However, we may provide services directly to tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of non-customary services to the tenants of a property if the income from the services does not exceed 1% of the income from the related property for the taxable year without disqualifying the remaining amounts received with respect to that property from treatment as rents from real property.

     The percentage leases for our hotels generally provide for an initial term of 12 years with three fair market value renewal options of five years each. The percentage leases provide that the lessees are obligated to pay the greater of a fixed base rent or percentage rent as well as additional amounts. Percentage rent is calculated by multiplying specified percentages by gross room revenues, food and beverage revenues and other revenues for each of the hotels in excess of certain thresholds. Both base rent and the thresholds in the percentage rent formulas are adjusted annually for inflation.

     In order for the base rent and percentage rent to constitute rents from real property, the percentage leases must be respected as true leases for United States federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making this determination, courts have considered a variety of factors, including the following:

     - the intent of the parties;

     - the form of the agreement;

     - the degree of control over the property that is retained by the property owner, including whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

     - the extent to which the property owner retains the risk of loss with respect to the property, including whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

     In addition, United States federal tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

     - the service recipient is in physical possession of the property;

     - the service recipient controls the property;

     - the service recipient has a significant economic or possessory interest in the property, including that the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property;

     - the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

     - the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

     - the total contract price does not substantially exceed the rental value of the property for the contract period.

     Because the determination as to whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor might not be dispositive in every case.

     We believe that the percentage leases will be treated as true leases for United States federal income tax purposes. This belief is based, in part, on the following facts:

     - Our operating partnership and the partnership subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and the relationship is documented by lease agreements,

     - the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases,

     - the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels and generally dictate how the hotels are operated and maintained;

     - the lessees generally bear all of the costs and expenses of operating the hotels, during the term of the percentage leases;

     - the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

     - the lessees generally have indemnified our operating partnership and the partnership subsidiaries against liabilities imposed on them during the term of the percentage leases;

     - the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

     - the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

     - our operating partnership and the partnership subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

     - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

     You should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the leases that discuss whether the leases constitute true leases for United States federal income tax purposes. If the leases were characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and the partnership subsidiaries receive from the lessees may not satisfy the requirements for qualification as rents from real property. In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

     As described above, in order for the rent received by us to constitute rents from real property, four requirements must be satisfied. One requirement is that the rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the percentage leases are entered into;

     - are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

     - conform with normal business practice.

     We believe that the percentage rents currently comply with these requirements.

     The second requirement for qualification of the rent received by us as rents from real property is that we must not own, actually or constructively, 10% or more of any lessee, other than a taxable REIT subsidiary. Our taxable REIT subsidiaries are presently the lessees of all of our hotels and Interstate Hotels manages and operates our hotels on behalf of our taxable REIT subsidiaries.

     Amounts received by us from a taxable REIT subsidiary will qualify as rents from real property if the property leased is a "qualified lodging facility" operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A qualified lodging facility is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in that type of business at or in connection with the facility. A qualified lodging facility includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as the amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. An eligible independent contractor is an independent contractor who generally is actively engaged in the trade or business of operating qualified lodging facilities for persons other than us and our taxable REIT subsidiaries. An independent contractor is a person who does not own, directly or constructively, more than 35% of the ownership interests in the REIT and, if the independent contractor is a corporation, not more than 35% of the total shares or voting power of the entity, or, if the independent contractor is an entity other than a corporation, not more than 35% of the interest in the assets or net profits of the entity is owned, directly or constructively, by one or more persons or entities owning 35% or more of the interests in the REIT. We believe that the hotels leased to our taxable REIT subsidiaries are qualified lodging facilities and Interstate Hotels qualifies as an eligible independent contractor. Our charter contains restrictions on transfers of our common stock designed to assist us in maintaining the status of Interstate Hotels as an independent contractor.

     The third requirement for qualification of the rent received by us as rents from real property is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease, determined as described above. With respect to each hotel, we believe either that the rent attributable to personal property is 15% or less of the total rent or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT.

     The fourth requirement for qualification of the rent received by us as rents from real property is that, other than within the 1% de minimis exception described above and other than through a taxable REIT subsidiary, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Because our operating partnership and the partnership subsidiaries do not perform any services, other than customary ones, for their lessees, we believe we satisfy this requirement.

     Interest. For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to the participation feature will be treated as gain from the sale of the secured property.

     Foreclosure Property. For purposes of the gross income tests, in very general terms, foreclosure property is any real property, including interests in real property, and any personal property incident to that real property:

     - that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of the property or on an indebtedness that the property secured; and

     - for which the REIT makes a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, subject to provisions regarding early termination of this period.

     Hedging Transactions. From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including, in part, interest rate swaps and caps. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. Recently proposed legislation, if enacted as proposed, will change the treatment of hedging transactions. See "-- Proposed Legislation" below.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we still may qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code. Those relief provisions generally will be available if:

     - our failure to meet those tests is due to reasonable cause and not due to willful neglect;

     - we attach a schedule of sources of our income to our United States federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It cannot be predicted, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of our Company," even if the relief provisions apply, we would incur a tax with respect to excess net income. Recently proposed legislation, if enacted as proposed, will change the relief eligibility provisions. See
"-- Proposed Legislation" below.

     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

     - First, at least 75% of the value of our total assets must consist of:

      - cash or cash items, including some receivables;

      - government securities;

      - interests in real property, including land, buildings and other improvements to land, leaseholds and options to acquire real property and leaseholds;

      - interests in mortgages on real property;

      - shares or transferable certificates of beneficial interest in other qualifying REITs; and

      - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

     - Second, no more than 25% of the value of our total assets may consist of securities other than those included in the 75% asset class.

     - Third, of our investments not included in the 75% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

     - Fourth, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

     - Fifth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

     For purposes of the second, third and fourth asset tests, the term "securities" does not include our equity interest in another qualifying REIT, equity or debt securities of a qualified REIT subsidiary of ours or a non-corporate single-member entity all of the equity interests in which are owned directly by us, or our equity interest in any entity treated as a partnership for United States federal tax purposes. The term "securities," however, generally includes our debt securities issued by a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership. For purposes of the 10% value test, recently proposed legislation, if enacted as proposed, will provide look-through rules with respect to debt securities issued by a partnership and generally, if enacted as proposed, that the term "securities" does not include any security issued by a qualifying REIT. See "-- Proposed Legislation" below. The third and fourth asset tests do not apply in respect of a taxable REIT subsidiary.

     The bulk of our assets normally have constituted interests in real property. We believe we have satisfied the quarterly asset tests for all applicable periods and we intend to conduct our operations so as to be able to continue to satisfy the asset tests on an ongoing basis. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause
(2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

     Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

     - the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and 90% of our after-tax net income, if any, from foreclosure property; minus

     - the sum of some types of non-cash income.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our United States federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after the declaration.

     We will pay United States federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     - 85% of our REIT ordinary income for that year;

     - 95% of our REIT capital gain income for that year; and

     - any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of the required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "-- U.S. Federal Income Tax Considerations for U.S.
Holders -- Distributions on Our Common Stock to Taxable U.S. Holders." If we so elect, we will be treated as having distributed that retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid income and excise taxes on undistributed income.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and payment of deductible expenses and the inclusion of that income and deduction of expenses in arriving at our REIT taxable income. As a result, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In this situation, we may need to borrow funds, issue additional stock or sell assets in order to meet our distribution requirements.

     Under some circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year and including the deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we would be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends in the earlier year.

  Prohibited Transactions

     As described above under "-- Taxation of our Company," a REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, which is referred to as a "prohibited transaction." Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to avoid classification as a prohibited transaction applies to a real estate asset that is held for the production of rental income by a REIT for at least four years, if the REIT has made no more than seven sales of property during the year of sale, or some alternative conditions are satisfied, and capital expenditures made to the property during the four years prior to disposition do not exceed 30% of the property's net sales price. Some of our dispositions of properties might be structured to fit within this safe harbor if we determine that complying with the safe harbor is otherwise consistent with our business strategies. However, depending on those strategies we might not comply with the safe harbor, including in respect of some of our non-core assets that we currently plan to sell. In any event, none of these assets should be treated as held for sale to customers in the ordinary course of the owning entity's business and therefore their sale should not constitute a prohibited transaction.

  Recordkeeping Requirements

     To avoid a monetary penalty, we must request on an annual basis information designed to disclose the ownership of our outstanding stock. We also must maintain required records as described in applicable Treasury regulations. We have complied, and we intend to continue to comply, with these requirements.

  Failure to Qualify

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to United States federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid to stockholders. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

  Tax Aspects of Our Investment in Our Operating Partnership and the Partnership Subsidiaries

     The following discussion describes some material United States federal income tax considerations applicable to our direct or indirect investment in our operating partnership and the partnership subsidiaries.

     Classification as Partnerships. We are entitled to include in our income our distributive share of each partnership's income and to deduct our distributive share of each partnership's losses only if the partnership is classified for United States federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for United States federal tax purposes if it:

     - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     An entity that was treated as a partnership under the Treasury regulations that were in effect prior to January 1, 1997 will retain its partnership classification unless it has only one member.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as a partnership or an association taxable as a corporation. If a domestic entity fails to make an election, it generally will be treated as a partnership for United States federal tax purposes. The United States federal tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

     - the entity had a reasonable basis for its claimed classification;

     - the entity and all members of the entity recognized the United States federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

     - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

     Each partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect before January 1, 1997. In addition, each partnership intends to continue to be classified as a partnership for United States federal tax purposes, and no partnership intends to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent. A publicly traded partnership generally will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for that year consists of passive-type income, including real property rents, which includes rents that would be qualifying income for purposes of the 75% gross income test, with modifications that generally make it easier for the rents to qualify as passive-type income, gains from the sale or other disposition of real property, certain interest and dividends. We refer to this as the 90% passive income exception.

     Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Under one of those safe harbors, referred to as the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent if all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership, and a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership other than our operating partnership qualifies for the private placement exclusion. However, our operating partnership is not treated as a corporation because it is eligible for the 90% passive income exception.

     If our operating partnership were taxable as a corporation, rather than as a partnership, for United States federal income tax purposes, we would not be able to qualify as a REIT and we might not be able to qualify as a REIT if one or more of the partnership subsidiaries were taxable as a corporation. See
"-- Requirements for Qualification as a REIT -- Income Tests" and
"-- Requirements for Qualification as a REIT -- Asset Tests." In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "-- Requirements for Qualification as a REIT -- Distribution Requirements." Further, items of income and deduction of the partnership would not pass through to its partners and its partners would be treated as stockholders for tax purposes. Consequently, the partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the partnership's taxable income.

 Income Taxation of Partnerships and their Partners

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for United States federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, these allocations will be disregarded for United States federal income tax purposes if they do not comply with the provisions of the United States federal income tax laws governing partnership allocations. If an allocation is not recognized for United States federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. Each partnership's allocations of taxable income and loss are intended to comply with the requirements of the United States federal income tax laws governing partnership allocations.

     Tax Allocations with Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, referred to as a book-tax difference. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under our operating partnership's partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the United States federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of the deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to the property for United States federal income tax purposes.

     Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

     - the amount of cash and the basis of any other property contributed by us to our operating partnership;

     - increased by our allocable share of our operating partnership's income and our allocable share of indebtedness of our operating partnership; and

     - decreased, but not below zero, by our allocable share of our operating partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

     If the allocation of our distributive share of our operating partnership's loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until it would not reduce our adjusted tax basis below zero. To the extent that our operating partnership's distributions, or any decrease in our share of the indebtedness of our operating partnership, reduces our adjusted tax basis below zero, the distributions will constitute taxable income to us. These distributions and constructive distributions normally will be characterized as long-term capital gain.

     Sale of a Partnership's Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed the properties to the extent of their built-in gain or loss on those properties for United States federal income tax purposes, as described above under "-- Tax Allocations with Respect to Contributed Properties". Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective interests in the partnership.

     Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. However, we do not intend to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business.

 State and Local Taxes

     We may be subject to state and local tax in various states and localities in which we transact business or own property. The state and local tax treatment in those jurisdictions may differ from the United States federal income tax treatment described above.

 Proposed Legislation

     Certain recently proposed legislation, if enacted as proposed, will amend the provisions of the Internal Revenue Code applicable to REITs. As of the date hereof, this legislation has not been enacted into law. The proposed legislation includes the following items: (i) the formula for calculating the tax imposed on a violation of the 95% income test would be based on 95% of gross income rather than 90% of gross income; (ii) a de minimis exception would be added that would enable a REIT to avoid disqualification upon a failure to meet certain of the asset tests if specified conditions were met; (iii) a REIT that did not meet the de minimis exception would be able to avoid disqualification upon a failure to meet the asset tests if the REIT filed a schedule with a description of each violation, the failure was due to reasonable cause, the violation was cured within 6 months after the last day of the quarter in which the violation was identified and the REIT paid a tax based on the amount of net income generated from the assets causing such violation; (iv) the relief eligibility standards for a failure to satisfy one or both of the 75% income test and the 95% income test would be conformed to the new standards applicable to a violation of the asset tests described in clause (iii); (v) a REIT would be able to remedy a failure to meet a requirement for qualification (other than any failures to meet the income tests or asset tests) that was due to reasonable cause upon payment of a penalty of $50,000; (vi) a REIT would be able unilaterally to declare a deficiency dividend after it identifies any failure to pay a relevant amount;
(vii) the rules relating to the treatment of hedging instruments would be amended generally to provide that income from a transaction entered into to hedge interest rate or specified other risks with respect to borrowings incurred to acquire or carry real estate assets would not be treated as gross income for purposes of the 95% gross income test; and (viii) for purposes of the 10% of value asset test, the definition of "securities" would exclude all securities issued by a qualifying REIT and certain debt owed by a partnership to a REIT. We do not know if such legislation will be enacted and, if enacted, whether it will be enacted in its recently proposed form.

                                  UNDERWRITING

     We have entered into an underwriting agreement with Lehman Brothers Inc., pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us the notes. The underwriting agreement provides that the underwriter's obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement, including:

     - the underwriter must purchase all of the notes if it purchases any of them, other than those covered by the option to purchase additional notes described below;

     - the representations and warranties made by us to the underwriter are true;

     - there is no material change in the financial markets; and

     - we deliver customary closing documents to the underwriter.

     The underwriter has advised us that it intends to offer the notes initially at the offering price shown on the cover page of this prospectus supplement and to certain dealers at the offering price less a selling concession not to exceed $19.50 per note. The underwriter may allow, and other dealers may reallow, a concession not to exceed $0.10 per note to other dealers. After the initial offering of the notes, the underwriter may change the public offering price, the concession to selected dealers and the reallowance to other dealers.

OVER-ALLOTMENT OPTION

     We have granted to the underwriter an option to purchase an aggregate of up to an additional $15,000,000 principal amount of notes at the public offering price, less underwriting discounts and commissions shown on the cover page of this prospectus supplement. Any additional purchases must be consummated on or before 30 days after the date of the underwriting agreement. To the extent that the option is exercised, the underwriter will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase these additional notes.

COMMISSION AND EXPENSES

     The following table shows the underwriting fees to be paid to the underwriter by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase additional notes. The underwriting discounts and commissions are equal to 3.25% of the public offering price.

                                                        WITHOUT EXERCISE OF   FULL EXERCISE OF
                                                          OVER-ALLOTMENT       OVER-ALLOTMENT
                                                        -------------------   ----------------
Per note..............................................      $    32.50           $    32.50
Total.................................................      $5,037,500           $5,525,000

     The expenses of the offering that are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $1.0 million.

     Prior to this offering, there has been no public market for the notes. The underwriter has advised us that it presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes, and it may discontinue this market making at any time in its sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or adequate trading market for the notes.

PRICE STABILIZATION AND SHORT POSITIONS

     The underwriter may engage in over-allotment and stabilizing transactions or purchases for the purpose of pegging, fixing or maintaining the price of the notes and our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

     - Over-allotment involves sales by the underwriter of notes in excess of the number of notes the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of notes over-allotted by the underwriter is not greater than the number of notes that it may purchase with its option to purchase additional notes. In a naked short position, the number of notes involved is greater than the number of notes that it may purchase with its option to purchase additional notes. The underwriter may close out any short position by either exercising its option and/or purchasing notes in the open market. In determining the source of notes to close out the short position, the underwriter will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which it may purchase notes through its option. If the underwriter sells more notes than could be covered by its option, a naked short position, the position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     These stabilizing transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise, and, if commenced, may be discontinued at any time.

     Neither we nor the underwriter make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

ELECTRONIC DISTRIBUTIONS

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In these cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of notes for the sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

     Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by the underwriter is not a part of this prospectus supplement and the attached prospectus, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

LOCK-UP AGREEMENTS

     We, our directors and executive officers have agreed that, unless we receive the prior written consent of Lehman Brothers, we may not, during the period ending 90 days after the date of the prospectus supplement, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of or otherwise transfer or dispose of any common stock or any security convertible into common stock or substantially similar securities. These restrictions do not apply to:

     - the sale of the notes to the underwriter;

     - any common stock issued, or options to purchase any common stock granted, under existing employee benefit plans;

     - any common stock issued under any non-employee director stock plan; and

     - customary exceptions for directors and executive officers, such as those relating to the transfer of the notes to family members and charitable institutions, as specified in the underwriting agreement.

INDEMNIFICATION

     We have agreed to indemnify the underwriter against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.

OTHER RELATIONSHIPS

     From time to time, Lehman Brothers Inc. and its affiliates have, directly and indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of debentures are made. Any resale of the debentures in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the debentures.

REPRESENTATIONS OF PURCHASERS

     By purchasing debentures in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the debentures without the benefit of a prospectus qualified under those securities laws;

     - where required by law, that the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possibleto satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the debentures in their particular circumstances and about the eligibility of the debentures for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the notes being offered by this prospectus supplement will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the shares of common stock issuable upon conversion of the notes will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2002, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2002, and the financial statement schedule of real estate and accumulated depreciation, have been incorporated by reference in the registration statement of which this prospectus supplement forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to the adoption of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

PROSPECTUS

                                  $500,000,000

    MERISTAR HOSPITALITY CORPORATION          MERISTAR HOSPITALITY OPERATING
              COMMON STOCK                          PARTNERSHIP, L.P.
            PREFERRED STOCK                          DEBT SECURITIES
           DEPOSITARY SHARES
            DEBT SECURITIES
                WARRANTS
   GUARANTEES OF THE DEBT SECURITIES
        OF MERISTAR HOSPITALITY
      OPERATING PARTNERSHIP, L.P.

                             ---------------------

     We may offer from time to time:

     - shares of common stock;

     - shares of preferred stock;

     - depositary shares representing fractions of shares of preferred stock;

     - debt securities, which may consist of debentures, notes or other types of debt;

     - warrants to purchase common stock, preferred stock, depositary shares relating to preferred stock or debt securities; and

     - guarantees of the debt securities of MeriStar Partnership.

     MeriStar Partnership may offer from time to time, debt securities, which may consist of debentures, notes or other types of debt.

     Some of our direct and indirect wholly-owned subsidiaries may guarantee our debt securities and the debt securities of MeriStar Partnership offered under this prospectus. In addition, MeriStar Partnership will act as a co-issuer of our debt securities, and MeriStar Hospitality Finance Corp. III, a wholly-owned subsidiary of MeriStar Partnership, may act as a co-issuer of some of the securities of MeriStar Partnership.

     The aggregate offering price of the securities offered by us and MeriStar Partnership will not exceed $500,000,000.

     Each time we offer securities, we will provide a supplement to this prospectus that will describe the specific terms of any securities we offer and the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus.

     We may sell securities to underwriters, through agents or directly to other purchasers. The prospectus supplement will include the names of any underwriter or agent.

     YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF OFFERED SECURITIES CAREFULLY BEFORE YOU INVEST IN THOSE SECURITIES. THIS PROSPECTUS MAY NOT BE USED TO MAKE SALES OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT DESCRIBING THE TERMS AND METHOD OF SALE OF THOSE SECURITIES.

     Our common stock is quoted on the New York Stock Exchange under the symbol "MHX." Any common stock offered under this prospectus will be listed on the NYSE, subject to notice of issuance.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 9, 2002.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    2
Incorporation of Documents by Reference.....................    2
Cautionary Statement Regarding Forward-Looking Statements...    4
Meristar Hospitality Corporation............................    5
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
Description of Common Stock of Meristar.....................    7
Description of Preferred Stock of Meristar..................   15
Description of Depositary Shares of MeriStar................   17
Description of Debt Securities of MeriStar..................   21
Description of Warrants of MeriStar.........................   30
Description of Debt Securities of MeriStar Partnership......   31
Description of the Guarantees...............................   41
Plan of Distribution........................................   42
Legal Matters...............................................   43
Experts.....................................................   43

                      WHERE YOU CAN FIND MORE INFORMATION

     We and MeriStar Partnership are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. We and MeriStar Partnership have also filed with the SEC a registration statement on Form S-3 to register the securities offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about MeriStar, MeriStar Partnership and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we or MeriStar Partnership file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference important business and financial information about our company and MeriStar Partnership that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we and MeriStar Partnership file with the SEC will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     We and MeriStar Partnership incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on March 28, 2002 and May 8, 2002;

     - Our Current Reports on Form 8-K filed on January 31, 2002 and May 7,
       2002;

     - Our Proxy Statement for our 2002 Annual Meeting of Stockholders filed on April 19, 2002;

     - MeriStar Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on April 29, 2002 and May 8, 2002; and

     - MeriStar Partnership's Current Reports on Form 8-K filed on January 31, 2002 and May 7, 2002.

     You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office:

                        MeriStar Hospitality Corporation
                          1010 Wisconsin Avenue, N.W.
                             Washington D.C. 20007
                           Telephone: (202) 965-4455

     EXCEPT AS DESCRIBED ABOVE, NO OTHER INFORMATION IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, WITHOUT LIMITATION, INFORMATION ON OUR WEBSITE).

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We and MeriStar Partnership cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we and MeriStar Partnership make. We and MeriStar Partnership have included important facts in various cautionary statements in this prospectus that we and MeriStar Partnership believe could cause our actual results and those of MeriStar Partnership to differ materially from the forward-looking statements that we and MeriStar Partnership make. These include, but are not limited to, those under the heading "Risk Factors" in any prospectus supplement and the following:

     - any current slowdown of the national economy;

     - economic conditions generally and the real estate market specifically;

     - the impact of the September 11, 2001 terrorist attacks or actual or threatened future terrorist incidents;

     - legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts;

     - availability of capital;

     - interest rates;

     - competition;

     - supply and demand for hotel rooms in our current and proposed market areas; and

     - generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

     The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We and MeriStar Partnership undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

                             ---------------------

     In this prospectus, "we," "us," "our," the "company" and "MeriStar" refer to MeriStar Hospitality Corporation and its subsidiaries, unless expressly stated otherwise or unless it is clear from the context that we mean only MeriStar Hospitality Corporation. References to MeriStar Partnership refer to MeriStar Hospitality Operating Partnership, L.P.

                        MERISTAR HOSPITALITY CORPORATION

     MeriStar Hospitality Corporation is a real estate investment trust under the Internal Revenue Code, or REIT, and owns a portfolio of upscale, full-service hotels. Our hotels are diversified geographically as well as by franchise and brand affiliations. As of December 31, 2001, we owned 112 hotels with 28,653 rooms. The hotels are located in major metropolitan areas or rapidly growing secondary markets in the United States and Canada. A majority of the hotels are operated under nationally recognized brand names such as Hilton(R), Sheraton(R), Westin(R), Marriott(R), Radisson(R), Doubletree(R) and Embassy Suites(R).

     We believe the upscale, full-service segment of the lodging industry offers strong potential operating results and investment opportunities. The real estate market has recently experienced a significant slowdown in the construction of upscale, full-service hotels. Also, upscale, full-service hotels have particular appeal to both business executives and upscale leisure travelers. We believe the combination of these factors offers good potential ownership opportunities for us in this sector of the lodging industry.

     We and MeriStar Partnership were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, merged with CapStar Hotel Company. In connection with the merger between CapStar and American General, we created MeriStar Hotels & Resorts, Inc., a separate publicly traded company, to be the lessee and manager of nearly all of our hotels. At December 31, 2001, MeriStar Hotels managed all of our hotels. We share certain key executive officers and five board members with MeriStar Hotels. Also, an intercompany agreement aligns our interests with the interests of MeriStar Hotels, with the objective of benefiting both companies' shareholders.

     Given the challenging operating environment that has resulted from a slowing economy coupled with the disruptions caused by the events of September 11, 2001, we intend to focus on maximizing the profitability of our existing hotels by actively overseeing their operation by MeriStar Hotels. In addition, we have taken steps to strengthen our balance sheet and to maintain financial flexibility and liquidity. We believe these steps will position us to take advantage of opportunities that may arise in the future.

     MeriStar Hospitality Finance Corp. III, a wholly-owned subsidiary of MeriStar Partnership, may act as a co-issuer with MeriStar Partnership for purposes of the indentures under which some of the securities offered by this prospectus are issued. MeriStar Hospitality Finance Corp. III was formed by MeriStar Partnership to act as co-issuer under the indentures and has no material assets or operations.

     Our principal executive offices and those of MeriStar Partnership and MeriStar Hospitality Finance Corp. III are located at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007. Our telephone number is (202) 965-4455.

                                USE OF PROCEEDS

     Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. These purposes may include additions to working capital, repayment or redemption of existing indebtedness, and financing of capital expenditures and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated for us and for MeriStar Partnership:

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                1997(1)   1998(1)   1999    2000     2001(2)
                                                -------   -------   ----   -------   -------
MeriStar Hospitality Corporation..............    2.7x      1.9x    1.9x     1.8x      0.6x
MeriStar Hospitality Operating Partnership,
  L.P.........................................    2.6x      2.4x    1.9x     1.8x      0.7x

---------------

(1) We and MeriStar Partnership were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar Hotels & Resorts, a separate publicly traded company, was created to be the lessee and manager of nearly all our hotels. Prior to August 3, 1998, the operating results of CapStar included the revenues and expenses of these hotels.

(2) In 2001, we and MeriStar Partnership had a $48,725 and a $46,550 deficiency, respectively, in earnings to cover fixed charges. We and MeriStar Partnership had the following non-recurring charges, which caused this deficiency in earnings:

     - $9.3 million payment to terminate $300 million on interest rate swaps in conjunction with the sale of $500 million of senior unsecured notes and the repayment of related term loans;

     - $6.7 million charge to recognize the effect of interest rate swaps that were converted to non-hedging derivatives upon the repayment of portions of our senior secured credit facility in December 2001 in conjunction with the sale of $250 million of senior unsecured notes;

     - $43.6 million loss on asset impairment related to the write-down of certain hotel assets. These write-downs resulted from the negative impact of changes in the economic climate on the value of our assets;

     - $2.1 million charge to write-off our investment in STS Hotel Net;

     - $5.8 million in costs related to our terminated merger with FelCor Lodging Trust;

     - $1.3 million in costs to terminate leases with Prime Hospitality Corporation; and

     - $1.1 million charge due to a restructuring at corporate headquarters.

     These charges are non-recurring charges which are included in income from continuing operations for the year ended December 31, 2001.

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expended or capitalized, amortization of loan costs and estimated interest within rental expense.

     As of the date of this prospectus, we do not have any preferred stock outstanding.

                    DESCRIPTION OF COMMON STOCK OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

     As of May 6, 2002, our authorized stock included 100,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. As of May 6, 2002, we had 44,861,244 shares of common stock and no shares of preferred stock outstanding and 2,599,034 shares of common stock reserved for issuance upon the exercise of outstanding stock options. Some classes of partnership interests in MeriStar Partnership held by third parties are redeemable by the holders for one share of our common stock or, at our option, for cash in an amount equal to the market value of a share of common stock. If all of these partnership interests in MeriStar Partnership were redeemed for shares of our common stock, that redemption would, as of May 6, 2002, result in the issuance of 4,293,855 shares of common stock.

     The following summary description of our stock and provisions of Maryland law and of our charter and bylaws is subject to and qualified by reference to the provisions of Maryland law described in this document and to our charter and bylaws.

GENERAL

     Under our charter, we have the authority to issue 100,000,000 shares of our common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     The outstanding shares of our common stock are fully paid and non-assessable.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

     The holders of our common stock are entitled to dividends and other distributions out of assets legally available at such times and in such amounts as our directors may determine from time to time. The payment of future dividends is dependent upon, among other factors, action by our board of directors, our financial condition, future earnings, the availability of cash and restrictions in instruments governing our indebtedness.

     In the event of liquidation, the holders of our common stock are entitled to all assets that remain after satisfaction of creditors and the liquidation preferences of outstanding preferred stock, if any.

     Under the Maryland General Corporation Law, a Maryland corporation generally cannot:

     - dissolve;

     - amend its charter;

     - merge;

     - sell all or substantially all of its assets;

     - engage in a share exchange; or

     - engage in similar transactions outside the ordinary course of business;
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unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter.

     Our charter provides that, with the exception of some amendments to our charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve these transactions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe, L.P.

RESTRICTIONS ON TRANSFER

     We must meet requirements concerning the ownership of outstanding shares of our stock in order for us to qualify as a real estate investment trust or REIT under the Internal Revenue Code. Specifically, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year, and the shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a real estate investment trust. One such requirement is that at least 75% of our company's gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership and its subsidiary partnerships and limited liability companies from our hotel lessees will not qualify as rents from real property, which could result in our loss of real estate investment trust status, if we own, actually or constructively, 10% or more of the ownership interests in our hotel lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code, other than any lessee that qualifies as a "taxable REIT subsidiary" of ours under the Internal Revenue Code, and the rents received from our taxable REIT subsidiaries will not qualify as rents from real property if a manager or operator of those hotels does not qualify as an "independent contractor" under applicable rules in the Internal Revenue Code requiring that the manager or operator does not own more than 35% of our shares and that not more than 35% of the interests in the manager or operator are owned, directly or indirectly, by one or more persons who own 35% or more of our shares.

     Because our board believes it is essential for us to continue to qualify as a REIT, our charter, subject to exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number of outstanding shares of any class of our common stock, subject to a "look-through" exception that permits mutual funds and other entities to own as much as 15% of any class of our common stock in appropriate circumstances. Some types of entities including some pension trusts, mutual funds and corporations will be looked through for purposes of the "closely held" test in section 856(h) of the Internal Revenue Code. Subject to limited exceptions, our charter will allow these entities under the "look-through" ownership limitation to own up to 15% of the shares of any class of our common stock, provided that such ownership does not cause any beneficial owner of the entity to exceed the 9.8% stock ownership limitation described above or otherwise result in a violation of the tests described in clauses (2), (3), (4) and (5) of the next succeeding paragraph. In addition, our charter prohibits the direct or indirect ownership of more than 34.9% of the shares of our common stock by any person that manages or operates any of our hotels or by one or more persons who each directly or indirectly own both our common stock and an ownership interest in any entity that manages or operates any of our hotels if those persons directly or indirectly own more than 35% of the interests in that entity that manages or operates any of our hotels.

     Any transfer of our common stock that would:

          (1) result in any person owning, directly or indirectly, our common stock in excess of the 9.8% stock ownership limitation or the "look-through" ownership limitation, if applicable;

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          (2)  result in our common stock being owned by fewer than 100 persons determined without reference to any rules of attribution;

          (3)  result in our company being "closely held" within the meaning of section 856(h) of the Internal Revenue Code;

          (4) cause our company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our company's, our operating partnership's or a subsidiary partnership's or limited liability company's real property, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code; or

          (5) result in the direct or indirect ownership of more than 34.9% of the shares of our common stock by any person that manages or operates any of our hotels or by one or more persons who each directly or indirectly own both our common stock and an ownership interest in any entity that manages or operates any of our hotels if those persons directly or indirectly own more than 35% of the interests in that entity that manages or operates any of our hotels will be void from the time the transfer was to have been made, and the intended transferee or transferees will acquire no rights in the shares of our common stock that would cause any of the results described above.

     In that event, those shares will be designated as "shares-in-trust" and will be transferred automatically to a trust, effective on the day before the purported transfer of the shares of our common stock. The record holder of the shares of our common stock that are designated as shares-in-trust (the "Prohibited Owner") will be required to submit that number of shares of our common stock to us for registration in the name of the trustee of the trust. The trustee will be designated by us but will not be affiliated with us or with the Prohibited Owner. The beneficiary of the trust will be one or more charitable organizations named by us.

     Shares-in-trust will remain issued and outstanding shares of our common stock and will be entitled to the same rights and privileges as all other shares of the same class and series. The trustee will receive all dividends and distributions on the shares-in-trust and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust. The trustee will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in the redesignation of the shares as shares-in-trust.

     The Prohibited Owner with respect to shares-in-trust will be required to repay to the trustee the amount of any dividends or distributions received by the Prohibited Owner that are attributable to any shares-in-trust and the record date of which was on or after the date that the shares become shares-in-trust. Any vote by a Prohibited Owner prior to our discovery that the shares-in-trust were held in trust will be rescinded as void from the time the vote was to have been cast and recast by the trustee, in its sole and absolute discretion. However, if we have already taken irreversible corporate action based on that vote, then the trustee shall not have the authority to rescind and recast that vote. The Prohibited Owner generally will receive from the trustee the lesser of:

          (1) the price per share the Prohibited Owner paid for the shares of common stock that were designated as shares-in-trust or, in the case of a gift or devise or other "non-transfer" events, the average closing sales price per share on the five trading days ending on the date of the gift, devise or "non-transfer" event; and

          (2) the price per share received by the trustee from the sale of the shares-in-trust.

Any amounts the trustee receives in excess of the amounts to be paid to the Prohibited Owner will be distributed to the beneficiary.

     The shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

          (1) the price per share in the transaction that created the shares-in-trust or, in the case of a gift or devise or other "non-transfer" events, the average closing sales price per share on the five trading days ending on the date of the gift, devise or "non-transfer" event; and
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

          (2) the average closing sales price per share on the five trading days ending on the date that we, or our designee, accepts the offer.

Subject to the trustee's ability to designate a permitted transferee, we will have the right to accept the offer for a period of 90 days after the later of the date of the purported transfer or other event which resulted in the creation of those shares-in-trust and the date we determine in good faith that a transfer or other event resulting in the shares-in-trust occurred.

     All persons who own, directly or indirectly, more than 5%, or the lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding shares of our stock must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares of our common stock owned directly or indirectly and a description of how the shares are held. In addition, each direct or indirect stockholder shall provide us with any additional information as we may request in order to determine the effect, if any, of share ownership on our status as a real estate investment trust and to ensure compliance with the 9.8% stock ownership limitation, the "look-through" ownership limitation or the 34.9% ownership limitation, each as described above.

     The 9.8% stock ownership limitation or the "look-through" ownership limitation, as applicable, generally will not apply to the acquisition of shares of our common stock by an underwriter that participates in a public offering of those shares. Also, the 34.9% ownership limitation generally will not apply to the acquisition of shares or our common stock or to rights, options or warrants for, or securities convertible into, our common stock by an underwriter that participates in a public offering of those shares, rights, options, warrants or other securities, if the underwriter, either alone or together with other persons that own both our stock and interests in any entity that manages or operates our hotels, does not directly or indirectly own more than 34.9% of the shares of our common stock. In addition, our board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon other conditions as our board may direct, may exempt a person from the 9.8% stock ownership limitation or the "look-through" ownership limitation, as applicable, under some circumstances.

     All certificates representing shares of our common stock will bear a legend referring to the restrictions described above.

     The 9.8% stock ownership limitation and the 34.9% ownership limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of our common stock might receive a premium for their shares of our common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

CHARTER AND BYLAW PROVISIONS AND PROVISIONS OF MARYLAND LAW

     Number of Directors; Classification of our Board. Our charter and bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of our entire board. At all times, a majority of the directors shall be independent directors, except that upon the death, removal, incapacity or resignation of an independent director, such requirement shall not be applicable for 60 days. There are currently ten directors, six of whom are independent directors. The holders of our common stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of our entire board.

     Our charter divides our board into three classes of directors. The term of the first class expires in 2003, the term of the Class II directors expires in 2004 and the term of the Class III directors expires in 2002. As the term of each class expires, directors in that class will be elected by our stockholders for a term of three years and until their successors are duly elected and qualify. Classification of our board is intended to assure the continuity and stability of our company's business strategies and policies as determined by our board. Because holders of our common stock will have no right to cumulative voting in the election of directors, at

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

each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of our company or other transaction, even though stockholders might believe such an attempt or other transaction is in their best interests. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

     Removal; Filling Vacancies. Our bylaws provide that, unless our board otherwise determines, any vacancies, except vacancies resulting from an increase in the number of directors, which will be filled by a majority vote of our entire board, will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director so elected shall hold office until the next annual meeting of stockholders. Our charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of our bylaws authorizing the board to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

     Limitation of Liability and Indemnification. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to a cause of action adjudicated in any proceeding. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or to reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our current or former directors or officers (or their estates) who is, was or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that that person is or was our director or officer. This indemnification obligation also covers a person who is or was serving at our request as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise if sued or threatened to be sued as a result of this service. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

     Unless its charter provides otherwise, Maryland law requires a Maryland corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not provide otherwise. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

          (2) the director or officer actually received an improper personal benefit in money, property or services; or

          (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

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

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

     In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Our company also has purchased and maintains insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with our company, whether or not our company is required or has the power to indemnify them against the same liability.

     Business Combinations. Maryland law provides that "business combinations" including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an interested stockholder -- any person who beneficially owns 10% or more of the voting power of such corporation's shares, or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation, or an affiliate thereof -- are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     Thereafter, any such business combination must be recommended by the board of such corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's stockholders receive a minimum price as defined in the Maryland General Corporation Law for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the Maryland law do not apply, however, to business combinations that are approved or exempted by the board of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

          (1)  one-tenth or more but less than one-third;

          (2)  one-third or more but less than a majority; or

          (3)  a majority or more of all voting power.

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

Control shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of conditions, including an undertaking to pay expenses, may compel the board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. The provision may be amended or eliminated at any time in the future.

     Amendment to Our Charter. Our charter may normally be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment. However:

     - no term or provision of our charter may be added, amended or repealed in any respect that would, in the determination of our board, cause us not to qualify as a REIT under the Internal Revenue Code,

     - some provisions of our charter, including provisions relating to our stock, restrictions on transfer of our stock, preemptive rights of holders of stock, the classification of directors, the removal of directors, independent directors and the indemnification and limitation of liability of officers and directors, may not be amended or repealed, and

     - provisions imposing cumulative voting in the election of directors may not be added to our charter,

unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

     Dissolution of Our Company. The affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter must approve the dissolution of our company.

     Advance Notice of Director Nominations and New Business. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election of our board and the proposal of business to be considered by stockholders may be made

     - pursuant to our notice of the meeting,

     - by or at the direction of our board or

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

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

Our bylaws provide that with respect to special meetings of stockholders, only the business specified in our company's notice of meeting may be brought before the meeting of stockholders other than nominations of persons for election to our board, which may be brought before the meeting

     - pursuant to our notice of the meeting,

     - by or at the direction of our board or

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws provided that our board has determined that directors shall be elected at such meeting.

     Meetings of Stockholders. Our bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by our board during the month of May each year. Special meetings of our stockholders may be called by our President, Chief Executive Officer or board. As permitted by Maryland law, our bylaws provide that special meetings must be called by our Secretary upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

     Operations. Our charter requires the board generally to use commercially reasonable efforts to cause our company to qualify as a REIT.

     Anti-Takeover Effect of Provisions of Maryland Law and of Our Charter and Our Bylaws. The following provisions could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or that our holders might believe to be in their best interest:

     - the business combination provisions of Maryland law;

     - if the applicable provisions in our bylaws are amended or rescinded, the control share acquisition provisions of Maryland law;

     - the provisions of our charter on classification of our board and removal of directors; and

     - the advance notice provisions of our bylaws.

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

                   DESCRIPTION OF PREFERRED STOCK OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

GENERAL

     Under our charter, we have the authority to issue 100,000,000 shares of preferred stock, par value $0.01 per share. Our charter further provides that our board of directors may designate the rights, preferences and priorities of any of the unissued shares of our preferred stock, provided that such preferred stock will not be used for anti-takeover purposes and will not have super-majority voting rights.

     Our board of directors may issue shares of preferred stock in one or more series, and may designate the number of shares to be included in the series and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of that series, except as otherwise stated in our charter. The preferred stock will be, when issued, fully paid and nonassessable.

     The rights of holders of any preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose, provided, however, that the preferred stock may not be used for anti-takeover purposes.

     To the extent applicable, the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

RANK

     The shares of preferred stock of any series have the rank set forth in the relevant articles supplementary and described in the prospectus supplement relating to the relevant series.

DIVIDENDS

     The articles supplementary setting forth the terms of a series of preferred stock may provide that holders of that series are entitled to receive dividends, when, as and if authorized by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends and any other terms applicable to the dividends will be set forth in the relevant articles supplementary and described in the prospectus supplement relating to the relevant series.

     Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares of MeriStar," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative and payable in cash or in kind.

CONVERSION AND EXCHANGE

     The articles supplementary setting forth the terms of a series of preferred stock may provide for and the prospectus supplement for the relevant series of preferred stock may describe the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock or common stock of a third party.

REDEMPTION

     If so specified in the articles supplementary setting forth the terms of a series of preferred stock, which will be described in the applicable prospectus supplement, a series of preferred stock may be redeemable at our or the holder's option and/or may be mandatorily redeemed partially or in whole.

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LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of each series of preferred stock may be entitled to receive distributions upon liquidation. Those distributions will be made before any distribution is made on any securities ranking junior relating to liquidation. The terms and conditions of those distributions will be set forth in the applicable articles supplementary and described in the relevant prospectus supplement.

VOTING RIGHTS

     The holders of shares of preferred stock will have the voting rights provided by the applicable articles supplementary and required by applicable law. These voting rights will be described in the applicable prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     We intend to amend our charter to impose ownership and transfer limitations similar to those described above under the caption "Description of Common Stock of MeriStar" in respect of our preferred stock, debt securities convertible into our preferred stock, warrants to purchase our preferred stock or debt securities convertible into our preferred stock, and depositary shares representing preferred stock, prior to issuing or agreeing to issue any of those securities.

                                        16
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                  DESCRIPTION OF DEPOSITARY SHARES OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights). Our charter provides that we may not issue preferred stock for anti-takeover purposes or with super-majority voting rights.

     Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail, we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary, unless we have previously called for redemption or converted into other securities the related depositary shares, the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata as nearly as may be practicable without creating fractional depositary shares or by any other equitable method determined by the preferred stock depositary.

     From and after the date fixed for redemption:

     - all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

     - the depositary shares called for redemption will no longer be deemed to be outstanding; and

     - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date which will be the same date as the record date for the preferred stock will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares, as such, are not convertible into any class of our common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of the specified class of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue one or more new depositary receipts for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price, if any, of the applicable class of common stock on the last business day prior to the conversion.

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

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

     In addition, the deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed;

     - there has been a final distribution with respect to the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

     - each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement unless expressly provided otherwise. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

                   DESCRIPTION OF DEBT SECURITIES OF MERISTAR

     For purposes of this section, the terms "we", "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

     We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under a subordinated debt indenture and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of our senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter for which financial statements are available. We refer to our senior debt indenture and our subordinated debt indenture individually as an "indenture" and collectively as the "indentures." In addition, our senior and subordinated debt securities will be co-issued by MeriStar Partnership. The forms of the indentures are exhibits to the registration statement we filed with the SEC, of which this prospectus is a part.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

     The debt securities that may be offered under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or in a supplement to the indenture relating to that series.

     The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

     - the title of the series of debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

     - the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which principal and premium and other amounts, if any, on the debt securities will be payable or the manner of their determination;

     - the terms and conditions, if any, under which the debt securities may be converted into or exchanged for common stock or other securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the method of payment of interest, in particular whether the interest will be paid in kind or otherwise, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

     - the place or places where the principal of, premium and other amounts, if any, and interest on the debt securities will be payable;

     - any covenants to which MeriStar or its subsidiaries may be subject with respect to the debt securities;

     - the place or places where the debt securities may be exchanged or transferred;

     - the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

     - the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event, passage of time or at the option of a holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

     - if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium and other amounts, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

     - if we or a holder may elect that payments of principal of, premium and other amounts, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

     - if the amount of payments of principal of, premium and other amounts, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

     - if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

     - the applicability of the provisions described in "--Defeasance and Covenant Defeasance" below;

     - whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

     - the events of default;

     - any agents for the debt securities, including trustees, depositories, authenticating, conversion, calculation or paying agents, transfer agents or registrars;

     - any provisions relating to the satisfaction and discharge of the debt securities;

     - if we will issue the debt securities in whole or in part in the form of global securities;

     - whether the debt securities will have the benefits of any guarantee and, if so, the identity of the guarantors and the terms and provisions applicable to any such guarantee; and

     - any other terms of the debt securities.

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." Alternatively, debt securities may be sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering the debt security at an original issue discount, in which case the debt security will be an "original issue discount security." "Original issue discount securities" might bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities may be payable upon declaration of acceleration of their maturity. We will summarize material United States federal income tax considerations and other special considerations that may be applicable to holders of original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium and other amounts, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in New York and at any other office or agency maintained for that purpose to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium and other amounts on registered debt securities only against surrender of these debt securities. If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made. Unless otherwise provided, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

     All money paid by us to a paying agent for the payment of principal of, premium, or other amounts if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or other amounts or interest has become due and payable may be repaid to us, and thereafter the holder of the debt security may look only to us for payment of those amounts.

     In the event of any redemption, we will not be required to

     - issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, and ending on the date of the mailing; or

     - register the transfer of or exchange any debt security, or portion of a debt security, called for redemption or, with respect to which a holder has exercised an option to require repurchase of the debt security, prior to the stated maturity, except the unredeemed portion or portion not being repurchased of any debt security being redeemed or repurchased in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

     The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that we will not issue certificates to each holder of a beneficial interest in the debt securities. Each global security will be issued as fully registered securities in the name of DTC's nominee. DTC will keep a computerized record of its participants whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants deposit. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

     We will wire payments of principal, premium and other amounts, if any, and interest to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Conveyance of notices and other communications by DTC to participants, and by participants to holders of beneficial interests in the debt securities, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Holders of beneficial interests in the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to those debt securities, such as redemptions, tenders, defaults, and proposed amendments to any security documents. Holders of beneficial interests in the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to them, or in the alternative, such holders may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the relevant indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the relevant indenture. We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies us that it is unwilling or unable to continue as depositary, or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

     - a default or event of default under the relevant series of debt securities has occurred and is continuing and the registrar for those debt securities has received a written request from DTC to issue certificated debt securities; or

     - we determine not to require all of the debt securities of a series to be represented by a global security.

     If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount or accreted value, as the case may be, to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

     Debt securities that will be senior debt will be issued under a senior indenture between us and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association, as trustee. We call that indenture, as it may be supplemented from time to time, the "senior debt indenture." Debt securities that will be subordinated debt will be issued under a subordinated indenture between us and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association as trustee. We call that indenture, as it may be supplemented from time to time, the "subordinated debt indenture". We refer to the trustee under each of these indentures as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

     Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium and other amounts and interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or other amounts or interest on, any subordinated debt securities may be made in the event:

     - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

     - that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

     - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

     If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to us or the persons making payment or distributions, as the case may be. Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

     The prospectus supplement may include a description of additional terms implementing the subordination feature.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate or merge with or into any other person, whether or not we are the surviving corporation or entity, or convey, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons unless:

     - we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets as an entirety or substantially as an entirety are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

     If we consolidate with or merge into any other corporation or entity or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

     - default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

     - default in the payment of principal of or premium or other amounts on any debt security of that series when due;

     - default in the deposit of any sinking fund payment on that series for five days after it becomes due;

     - failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to us in accordance with the terms of the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other events of default specified in the applicable prospectus supplement.

     No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to any other series of debt securities.

     In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security or in the deposit of any sinking fund payment with respect to a debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

     If there is a continuing event of default, other than an event of default involving an event of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require us to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. If an event of default occurs which involves a bankruptcy, insolvency or reorganization, then all unpaid outstanding principal amounts and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium and other amounts, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

     Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal or unduly prejudicial to holders not joining in such direction. During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs.

     If for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium, other amounts or interest, if any, on the debt securities of any series into a currency in which a judgment will be rendered, the rate of exchange used will be the prevailing rate on the New York banking day, preceding the day on which a final unappealable judgment is given. We will be discharged of our obligations to make the payments in the applicable currency upon actual receipt by the payee of the full amount expressed to be payable in such currency.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium and other amounts, if any, and interest on the debt security, subject to, in the case of subordinated debt securities, any applicable subordination provisions of the subordinated debt indenture and any supplement thereto, on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment, subject to the conditions set forth in the applicable indenture.

     Each indenture requires us to furnish to the trustee annually a certificate as to our compliance with such indenture. Each indenture also requires us to pay and cause each of our subsidiaries to pay all material taxes, assessments and governmental levies, except as contested in good faith and for which appropriate provision has been made. Finally, each indenture requires us to do all things necessary to preserve our corporate existence and the corporate or limited partnership existence of our subsidiaries, our rights, licenses and franchises, so long as any such rights, licenses, franchises or corporate or limited partnership existence of our subsidiaries are deemed desirable in the conduct of our business.

SATISFACTION AND DISCHARGE

     We can discharge or defease our obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Subject to certain other conditions, we may effect a discharge by irrevocably depositing with the trustee cash or, in the case of debt securities payable in dollars, United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and other amounts, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

     Each indenture permits us and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

     - to evidence the succession of another corporation and the assumption of our covenants under such indenture and the debt securities consistent with the terms of that indenture;

     - to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

     - to cure any ambiguity, defect or inconsistency; and

     - for other purposes as described in each indenture.

     Each indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

     - change the maturity of the principal of or premium or other amounts, if any, or any installment of principal or interest on any debt security;

     - reduce the principal amount or accreted value of any debt security, or the rate of interest or accretions or any premium or other amounts payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of principal or accreted value payable upon acceleration of maturity;

     - change the place of payment where, or the currency or currency unit in which, any debt security or any premium or other amounts or interest on the debt security is payable;

     - reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

     - modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived;

     - change the conversion ratio or otherwise impair conversion rights except as provided in the relevant indenture;

     - change any of the redemption provisions;

     - directly or indirectly release any of the collateral or security interest or guarantee in respect of the debt securities;

     - impair the right of any holder of a debt security to receive payment of principal of or premium or other amounts or interest, if any, on that holder's debt securities on or after their respective due dates, or to institute a suit for the enforcement of any payment on or with respect to those debt securities; or

     - change any obligations to pay additional amounts under the applicable indentures.

     The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indentures.

     We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

     Except as provided in the applicable prospectus supplement, we may elect either

     - to be discharged from all our obligations in respect of debt securities of any series, except for our obligations to execute, authenticate, deliver and date debt securities, to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to furnish to the trustee a list of names and addresses of holders of debt securities of any series, to maintain paying agencies and to hold in trust monies for punctual payment of principal and interest of the debt securities of such series to the applicable holders of record (we will refer to this discharge as "defeasance"), or

     - to be released from our obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium, other amounts and interest on the debt securities of that series when due. We may establish such a trust only if, among other things, we have received an opinion of counsel to the effect that the holders of debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

     We may exercise the defeasance option with respect to debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

     The terms and conditions, if any, on which debt securities being offered are convertible into common stock or other of our securities will be set forth in an applicable prospectus supplement. Those terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee. U.S. Bank Trust National Association currently serves as trustee under the indentures governing several issues of our debt securities and those of MeriStar Partnership.

     The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

GOVERNING LAW

     The indentures will be governed by the laws of the State of New York.

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

                      DESCRIPTION OF WARRANTS OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar' refer only to MeriStar Hospitality Corporation and not its subsidiaries.

     MeriStar may issue warrants to purchase shares of common stock, preferred stock, depositary shares relating to preferred stock or debt securities. Warrants may be issued, subject to regulatory approvals, independently or together with any shares of common stock, preferred stock, depositary shares relating to preferred stock or debt securities and may be attached to or separate from such shares of common stock or preferred stock, depositary shares relating to preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between MeriStar and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of MeriStar in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable Warrant Agreement will be set forth in the applicable prospectus supplement. The Warrant Agreement for a particular series of warrants will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of the warrants;

     - the securities, which may include shares of common stock, preferred stock, depositary shares relating to preferred stock or debt securities, for which the warrants are exercisable;

     - the price or prices at which the warrants will be issued;

     - the periods during which the warrants are exercisable;

     - the number of shares of common stock, preferred stock, depositary shares relating to preferred stock or the amount of debt securities for which each warrant is exercisable;

     - the exercise price for the warrants, including any changes to or adjustments in the exercise price;

     - the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

     - if applicable, the designation and terms of the series of preferred stock or depositary shares relating to preferred stock with which the warrants are issued;

     - if applicable, the terms of the debt securities with which the warrants are issued;

     - the number of warrants issued with each share of common stock, preferred stock or depositary shares relating to preferred stock;

     - if applicable, the date on and after which the warrants and the related common stock, preferred stock, depositary shares relating to preferred stock or debt securities will be separately transferable;

     - any listing of the warrants on a securities exchange;

     - if applicable, a discussion of material United States federal income tax consequences and other special considerations with respect to any warrants; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

             DESCRIPTION OF DEBT SECURITIES OF MERISTAR PARTNERSHIP

     MeriStar Partnership may issue senior or subordinated debt securities. The senior debt securities will constitute part of its senior debt, will be issued under a senior debt indenture and will rank on a parity with all of its other unsecured and unsubordinated debt. The subordinated debt securities will be issued under its subordinated debt indenture and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of MeriStar Partnership's senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter for which financial statements are available. MeriStar Partnership refers to each of its senior debt indenture and its subordinated debt indenture individually as an "indenture" and collectively as the "indentures." The forms of the indentures are exhibits to the registration statement MeriStar Partnership filed with the SEC, of which this prospectus is a part.

     In addition, MeriStar Hospitality Finance Corp. III, a wholly-owned subsidiary of MeriStar Partnership, may act as a co-issuer with MeriStar Partnership for purposes of the indentures under which some of the securities offered by this prospectus are issued. MeriStar Hospitality Finance Corp. III was formed by MeriStar Partnership to act as co-issuer under the indentures and has no material assets or operations.

     MeriStar Partnership has summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

     The debt securities that may be offered under the indentures are not limited in aggregate principal amount. MeriStar Partnership may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of MeriStar Partnership's general partner or in a supplement to the indenture relating to that series.

     The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that MeriStar Partnership may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

     - the title of the series of debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

     - the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which principal and premium and other amounts, if any, on the debt securities will be payable or the manner of their determination;

     - the terms and conditions, if any, under which the debt securities may be converted into or exchanged for interests in MeriStar Partnership or other securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the method of payment of interest, in particular, whether the interest will be paid in kind or otherwise, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

     - the place or places where the principal of, premium and other amounts, if any, and interest on the debt securities will be payable;

     - any covenant to which MeriStar Partnership or its subsidiaries may be subject with respect to the debt securities,

     - the place or places where the debt securities may be exchanged or transferred;

     - the terms and conditions upon which MeriStar Partnership may redeem the debt securities, in whole or in part, at its option;

     - the terms and conditions upon which MeriStar Partnership may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event, passage of time or at the option of a holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

     - if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium and other amounts, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

     - if MeriStar Partnership or a holder may elect that payments of principal of, premium and other amounts, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

     - if the amount of payments of principal of, premium and other amounts, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

     - if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

     - the applicability of the provisions described in "-- Defeasance and Covenant Defeasance" below;

     - the events of default;

     - whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

     - any agents for the debt securities, including trustees, depositories, authenticating, conversion, calculation or paying agents, transfer agents or registrars;

     - any provisions relating to the satisfaction and discharge of the debt securities;

     - if MeriStar Partnership will issue the debt securities in whole or in part in the form of global securities;

     - whether the debt securities will have the benefits of any guarantee and, if so, the identity of the guarantors and the terms and provisions applicable to any such guarantee; and

     - any other terms of the debt securities.

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." Alternatively, debt securities may be sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering debt securities at an original issue discount, in which case the debt security will be an "original issue discount security." "Original issue discount securities" might bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities may be payable upon declaration of acceleration of their maturity. MeriStar Partnership will summarize material United States federal income tax considerations and other special considerations that may be applicable to holders of original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium and other amounts, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office or agency maintained by MeriStar Partnership for such purpose in New York and at any other office or agency maintained for that purpose to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium and other amounts on registered debt securities only against surrender of these debt securities. If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made. Unless otherwise provided, MeriStar Partnership will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but MeriStar Partnership may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

     All money paid by MeriStar Partnership to a paying agent for the payment of principal of, premium or other amounts, if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or other amounts or interest has become due and payable may be repaid to MeriStar Partnership, and thereafter the holder of the debt security may look only to MeriStar Partnership for payment of those amounts.

     In the event of any redemption, MeriStar Partnership will not be required to

     - issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, and ending on the date of the mailing; or

     - register the transfer of or exchange any debt security, or portion of a debt security, called for redemption or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, except the unredeemed portion or portion not being repurchased of any debt security being redeemed or repurchased in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

     The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that MeriStar Partnership will not issue certificates to each holder of a beneficial interest in the debt securities. Each global security will be issued as fully registered securities in the name of DTC's nominee. DTC will keep a computerized record of its participants, such as your broker, whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants deposit. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

     MeriStar Partnership will wire payments of principal, premium and other amounts, if any, and interest to DTC's nominee. MeriStar Partnership and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, MeriStar Partnership, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or MeriStar Partnership.

     Conveyance of notices and other communications by DTC to participants, and by participants to holders of beneficial interests in the debt securities, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Holders of beneficial interests in the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to those debt securities, such as redemptions, tenders, defaults, and proposed amendments to any security documents. Holders of beneficial interests in the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to them, or in the alternative, such holders may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the relevant indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the relevant indenture. MeriStar Partnership will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies MeriStar Partnership that it is unwilling or unable to continue as depositary, or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by MeriStar Partnership within 90 days;

     - a default or event of default under the relevant series of debt securities has occurred and is continuing and the registrar for those debt securities has received a written request from DTC to issue certificated debt securities; or

     - MeriStar Partnership determine not to require all of the debt securities of a series to be represented by a global security.

     If MeriStar Partnership issues debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount or accreted value, as the case may be, to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

     Debt securities that will be senior debt will be issued under a senior indenture between MeriStar Partnership and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association as trustee. MeriStar Partnership calls that indenture, as it may be supplemented from time to time, the "senior debt indenture." Debt securities that will be subordinated debt will be issued under a subordinated indenture between MeriStar Partnership and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association, as trustee. MeriStar Partnership calls that indenture, as it may be supplemented from time to time, the "subordinated debt indenture." MeriStar Partnership refers to the trustee under each of these indentures as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit MeriStar Partnership from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of the senior indebtedness of MeriStar Partnership as defined in the subordinated debt indenture.

     Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium and other amounts and interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or other amounts or interest on, any subordinated debt securities may be made in the event:

     - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving MeriStar Partnership or a substantial part of our property;

     - that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

     - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

     If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to us or the persons making payment or distributions as the case may be. Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

     The prospectus supplement may include a description of additional terms implementing the subordination feature.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     MeriStar Partnership may not consolidate or merge with or into any other person, whether or not MeriStar Partnership is the surviving corporation or entity, or convey, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons unless:

     - MeriStar Partnership is the continuing entity or the person, if other than MeriStar Partnership, formed by such consolidation or with which or into which MeriStar Partnership is merged or the person to which all or substantially all its properties and assets as an entirety or substantially as an entirety are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes MeriStar Partnership's obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

     If MeriStar Partnership consolidates with or merges into any other corporation or entity or conveys, transfers or leases all or substantially all of its property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for MeriStar Partnership, and may exercise its rights and powers under the indentures, and thereafter, except in the case of a lease, MeriStar Partnership will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

     - default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

     - default in the payment of principal of or premium or other amounts on any debt security of that series when due;

     - default in the deposit of any sinking fund payment on that series for five days after it becomes due;

     - failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to MeriStar Partnership in accordance with the terms of the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other events of default specified in the applicable prospectus supplement.

     No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to MeriStar Partnership, necessarily constitutes an event of default with respect to any other series of debt securities.

     In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security or in the deposit of any sinking fund payment with respect to a debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

     If there is a continuing event of default, other than an event of default involving an event of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require MeriStar Partnership to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. If an event of default occurs which involves a bankruptcy, insolvency or reorganization, then all unpaid outstanding principal amounts and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium and other amounts, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

     Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal or unduly prejudicial to holders not joining in such direction. During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs.

     If for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium, other amounts or interest, if any, on the debt securities of any series into a currency in which a judgment will be rendered, the rate of exchange used will be the prevailing rate on the New York banking day preceding the day on which a final unappealable judgment is given. MeriStar Partnership will be discharged of its obligations to make the payments in the applicable currency upon actual receipt by the payee of the full amount expressed to be payable in such currency.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium and other amounts, if any, and interest on the debt security, subject to, in the case of subordinated debt securities, any applicable subordination provisions of the subordinated debt indenture and any supplement thereto, on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment, subject to conditions set forth in the applicable indenture.

     Each indenture requires MeriStar Partnership to furnish to the trustee annually a certificate as to its compliance with such indenture. Each indenture also requires MeriStar Partnership to pay and cause each of its subsidiaries to pay all material taxes, assessments and governmental levies, except as contested in good faith and for which appropriate provision has been made. Finally, each indenture requires MeriStar

Partnership to do all things necessary to preserve its limited partnership existence and the corporate or limited partnership existence of its subsidiaries, its rights, licenses and franchises, so long as any such rights, licenses, franchises or corporate or limited partnership existence of MeriStar Partnership's subsidiaries are deemed desirable in the conduct of MeriStar Partnership's business.

SATISFACTION AND DISCHARGE

     MeriStar Partnership can discharge or defease its obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, MeriStar Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Subject to certain other conditions, MeriStar Partnership may effect a discharge by irrevocably depositing with the trustee cash or, in the case of debt securities payable in dollars, United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and other amounts, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

     Each indenture permits MeriStar Partnership and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

     - to evidence the succession of another corporation or other entity and the assumption of MeriStar Partnership's covenants under the relevant indenture and the debt securities consistent with the terms of that indenture;

     - to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

     - to cure any ambiguity, defect or inconsistency; and

     - for other purposes as described in each indenture.

     Each indenture also permits MeriStar Partnership and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

     - change the maturity of the principal of or premium or other amounts, if any, or any installment of principal or interest on any debt security;

     - reduce the principal amount or accreted value of any debt security, or the rate of interest or accretions or any premium or other amounts payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of principal or accreted value payable upon acceleration of maturity;

     - change the place of payment where, or the currency or currency unit in which, any debt security or any premium or other amounts or interest on the debt security is payable;

     - reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

     - modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived;

     - change the conversion ratio or otherwise impair conversion rights except as provided in the relevant indenture;

     - change any of the redemption provisions;

     - directly or indirectly release any of the collateral or security interest or guarantee in respect of the debt securities;

     - impair the right of any holder of a debt security to receive payment of principal of or premium or other amounts or interest, if any, on that holder's debt securities on or after their respective due dates, or to institute a suit for the enforcement of any payment on or with respect to those debt securities; or

     - change any obligations to pay additional amounts under the applicable indentures.

     The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, MeriStar Partnership's compliance with some restrictive provisions of the indentures.

     MeriStar Partnership may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

     Except as provided in the applicable prospectus supplement, MeriStar Partnership may elect either

     - to be discharged from all its obligations in respect of debt securities of any series, except for its obligations to execute, authenticate, deliver and date debt securities, to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to furnish to the trustee a list of names and addresses of holders of debt securities of any series, to maintain paying agencies and to hold monies in trust for punctual payment of principal and interest of the debt securities of such series to applicable holders of record (we will refer to this discharge as "defeasance"), or

     - to be released from its obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium, other amounts and interest on the debt securities of that series when due. MeriStar Partnership may establish such a trust only if, among other things, it has received an opinion of counsel to the effect that the holders of debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

     MeriStar Partnership may exercise the defeasance option with respect to debt securities notwithstanding its prior exercise of the covenant defeasance option. If MeriStar Partnership exercises the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

     The terms and conditions, if any, on which debt securities being offered are convertible into partnership interests or other securities will be set forth in an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or MeriStar Partnership, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee. U.S. Bank Trust National Association currently serves as trustee under the indentures governing several issues of our debt securities and those of MeriStar Partnership.

     The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

GOVERNING LAW

     The indentures will be governed by the laws of the State of New York.

                         DESCRIPTION OF THE GUARANTEES

     For purposes of this section, the term "MeriStar" refers only to MeriStar Hospitality Corporation and not its subsidiaries.

     MeriStar may from time to time guarantee the obligations of MeriStar Partnership relating to its debt securities issued under this prospectus.

     Some of the direct and indirect wholly-owned subsidiaries of MeriStar may guarantee the obligations of MeriStar and/or MeriStar Partnership relating to the debt securities of either of them issued under this prospectus.

     The specific terms and provisions of each guarantee, including any provisions relating to the subordination of any guarantee, will be described in the applicable prospectus supplement. The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus in four ways:

     - through agents,

     - through underwriters,

     - through dealers and

     - directly to one or more other purchasers.

     We may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an "underwriter", as that term is defined in the Securities Act and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

     If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

     If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

     Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent, in each case, less other expenses attributable to issuance and distribution. We will include in the prospectus supplement relating to each offering all the amounts described in the preceding sentence.

     Sales of shares of common stock and other securities also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the New York Stock Exchange or any other national securities exchange or automated trading and quotation system on which the common stock or other securities are listed, in the over-the-counter market, in negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of common stock offered under this prospectus will be listed on the New York Stock Exchange, subject to notice of issuance.

     Each issue of preferred stock, depositary shares relating to preferred stock, warrants and debt securities will be a new issue of securities with no established trading market. It has not been established whether the underwriters, if any, of the securities will make a market in these securities. If a market in the preferred stock, depositary shares relating to the preferred stock, warrants or debt securities is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

     In order to facilitate the offering of the securities offered under this prospectus, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase offered securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities will be passed upon for each issuer by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters, if any, by Simpson Thacher & Bartlett, New York, New York, or by the counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of MeriStar Hospitality Corporation as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, and the financial statement schedule of real estate and accumulated depreciation have been incorporated by reference in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of MeriStar Hospitality Operating Partnership, L.P. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, and the financial statement schedule of real estate and accumulated depreciation and supplementary consolidating information have been incorporated by reference in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                        MERISTAR HOSPITALITY CORPORATION
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                    WARRANTS
                      GUARANTEES OF THE DEBT SECURITIES OF
                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
                            ------------------------

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                     MERISTAR HOSPITALITY FINANCE CORP. III

                                DEBT SECURITIES
                            ------------------------
                                   PROSPECTUS

                                  MAY 9, 2002

                            ------------------------

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of MeriStar, MeriStar Partnership, MeriStar Hospitality Finance Corp. III or any subsidiary guarantor that has guarantees registered under this prospectus since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

     Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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

                                      LOGO

                                  $155,000,000

                    [MERISTAR HOSPITALITY CORPORATION LOGO]

                      9.50% Convertible Subordinated Notes
                               due April 1, 2010

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                 June 26, 2003

                          ---------------------------

                                LEHMAN BROTHERS